United States
Securities and Exchange Commission
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PolyMedica Corporation
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if Other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share, of PolyMedica Corporation (“PolyMedica Common Stock”).

2)	Aggregate number of securities to which transaction applies:

•	23,437,817 shares of PolyMedica Common Stock (includes restricted stock)

•	Options to purchase 2,692,911 shares of PolyMedica Common Stock at an exercise price of less than $53.00 per share

•	1.00% Convertible Subordinated Notes due September 15, 2011 (the “Convertible Notes) entitled to receive approximately $214,400,000 upon conversion in connection to the transaction

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon the sum of (A) 23,437,817 shares of PolyMedica Common Stock multiplied by $53.00 per share, (B) options to purchase 2,688,347 shares of PolyMedica Common Stock with exercise prices less than $53.00 multiplied by $21.6822 (which is the difference between $53.00 and the weighted average exercise price of such options of $31.3178 per share), and (C) approximately $214,400,000 to be paid to holders of the Convertible Notes upon the conversion of such Convertible Notes in connection with the transaction. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.
4)	Proposed maximum aggregate value of transaction:

$1,514,893,578

5)	Total fee paid:

$46,507.23*

* Fee is 0.00003070 of transaction value

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

POLYMEDICA CORPORATION
701 EDGEWATER ROAD, SUITE 360
WAKEFIELD, MASSACHUSETTS 01880
(781) 486-8111

September 28, 2007

DEAR POLYMEDICA CORPORATION SHAREHOLDER:

You are cordially invited to attend a special meeting of the shareholders of PolyMedica Corporation, which will be held at the Sheraton Colonial Hotel located at One Audubon Road, Wakefield, Massachusetts, on Wednesday, October 31, 2007, beginning at 10:00 a.m., local time.

At the special meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 27, 2007, among Medco Health Solutions, Inc., Macq Corp. and PolyMedica Corporation providing for the acquisition of PolyMedica Corporation by Medco Health Solutions, Inc. If the merger is completed, PolyMedica Corporation will become a wholly-owned subsidiary of Medco Health Solutions, Inc., and you will receive $53.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own and you will cease to have an ownership interest in the continuing business of PolyMedica Corporation. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety.

After careful consideration, our board has unanimously adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of PolyMedica Corporation and its shareholders. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information on PolyMedica Corporation from documents filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless PolyMedica Corporation shareholders holding two-thirds (2/3) of the outstanding shares entitled to vote at the special meeting of shareholders vote to approve the merger agreement. If you fail to vote on the merger agreement, such failure to vote will have the same effect as voting against the approval of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid return envelope. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call The Altman Group, which is assisting us, toll-free at (800) 499-8410 or collect at (201) 806-7300.

On behalf of the Board of Directors of PolyMedica Corporation, I thank you in advance for your cooperation and continued support.

On behalf of your Board of Directors,

James J. Mahoney, Jr.
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated September 28, 2007 and is first being mailed to shareholders on or about October 1, 2007.

POLYMEDICA CORPORATION
701 EDGEWATER ROAD, SUITE 360
WAKEFIELD, MASSACHUSETTS 01880
(781) 486-8111

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on October 31, 2007

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the special meeting of shareholders of PolyMedica Corporation will be held at the Sheraton Colonial Hotel located at One Audubon Road, Wakefield, Massachusetts, on Wednesday, October 31, 2007, beginning at 10:00 a.m., local time, for the following purposes:

1. APPROVAL OF THE MERGER AGREEMENT. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 27, 2007, among Medco Health Solutions, Inc., Macq Corp. and PolyMedica Corporation.

2. ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

Only shareholders of record of our common stock as of the close of business on September 24, 2007 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

We do not believe that you are entitled to appraisal rights under the Massachusetts Business Corporation Act, which we refer to as the MBCA, in connection with the merger. However, the relevant section of the MBCA has not yet been the subject of judicial interpretation. Therefore, any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully follow the procedures described in the proxy statement. A copy of the applicable MBCA provisions is attached as Annex C to the accompanying proxy statement.

Your vote is important, regardless of the number of shares of our common stock you own. The approval of the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our common stock entitled to cast votes as of the record date. Approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of approval of the merger agreement would require the affirmative vote of a majority of the votes cast at the special meeting, and any such adjournment or postponement made without the consent or waiver of Medco (other than any adjournment or postponement required by law) would constitute a breach of the merger agreement that would entitle Medco Health Solutions, Inc. to terminate the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of approval of the merger agreement, and in accordance with the recommendation of the PolyMedica Corporation Board of Directors on any other matters properly brought before the meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement, but will not affect the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger agreement. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please carefully read the proxy statement and other material concerning our company, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

By Order of the Board of Directors,

DEVIN J. ANDERSON, Secretary

Wakefield, Massachusetts
September 28, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the annexes attached to this proxy statement. The Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of August 27, 2007, among Medco Health Solutions, Inc., Macq Corp. and PolyMedica Corporation is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

•	Shareholder Meeting. The special meeting of the shareholders of PolyMedica Corporation will be held at the Sheraton Colonial Hotel located at One Audubon Road, Wakefield, Massachusetts, on Wednesday, October 31, 2007, beginning at 10:00 a.m., local time

•	Record Date. Only shareholders of record as of the close of business on September 24, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

•	Proposals. Shareholders will be asked to vote on the following two proposals at the special meeting:

•	to approve the merger agreement; and

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

•	Board Recommendation. The PolyMedica Corporation Board of Directors unanimously recommends that you vote:

•	“FOR” the proposal to approve the merger agreement; and

•	“FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

•	Vote Required. The vote requirements to approve the proposals are as follows:

•	the proposal to approve the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the shares of our common stock outstanding on the record date for the special meeting; and

•	the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting.

•	The Parties to the Merger Agreement (Page 13). Through our largest segment, Diabetes, under the Liberty brand, we are a leading provider of direct-to-consumer diabetes testing supplies, primarily to seniors. Through our Pharmacy segment, we sell prescription medications directly to our existing Diabetes patients and their spouses. Medco Health Solutions, Inc. is the nation’s leading pharmacy benefit manager based on net revenues, with 2006 net revenues in excess of $42 billion. Macq Corp., a corporation organized under the laws of the Commonwealth of Massachusetts, is a newly formed wholly-owned subsidiary of Medco Health Solutions, Inc. Macq Corp. has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

•	The Merger (Page 13). You are being asked to vote to approve a merger agreement providing for the acquisition of PolyMedica Corporation by Medco Health Solutions, Inc. Upon the terms and subject to the conditions contained in the merger agreement, Macq Corp., a wholly-owned subsidiary of Medco Health Solutions, Inc. will be merged with and into PolyMedica Corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Medco Health Solutions, Inc.

•	Merger Consideration (Page 37). If the merger is completed, each holder of shares of our common stock, other than any shareholder who successfully asserts appraisal rights, will be entitled to receive $53.00 in cash, without interest and less applicable withholding taxes, per share of our common stock held immediately prior to the merger.

•	Effect on Stock Options and Restricted Common Stock (Page 37). In connection with the merger, all outstanding options to purchase shares of our common stock, whether vested or unvested, will be cancelled and each holder of an option, whether or not vested, shall be paid in full satisfaction of such option, an amount of cash equal to the difference, if any, between the $53.00 per share merger consideration and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. All shares of common stock granted subject to vesting or other lapse restrictions pursuant to any PolyMedica Corporation stock incentive or similar plan will vest and become free of such restrictions and will be converted into the right to receive the $53.00 per share merger consideration, without interest and less any applicable withholding tax.

•	Conditions to the Merger (Page 39). We and Medco Health Solutions, Inc. will not complete the merger unless a number of conditions are satisfied or waived, as applicable, including the approval by our shareholders of the merger agreement. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, will expire at 11:59 p.m. on October 5, 2007, if the waiting period has not previously expired pursuant to a request for early termination and the regulatory agencies involved have not indicated that the transaction will be subject to additional review. Except as noted above with respect to the required filings under the HSR Act and the filing of articles of merger in Massachusetts at or before the effective time of the merger, we are not aware of any other material government or regulatory requirements or approvals required for the completion of the merger.

•	Effective Time of the Merger (Page 37). If our shareholders approve the merger agreement, we expect that the merger will become effective on or about the second business day after the special meeting of our shareholders, assuming that the other conditions set forth in the merger agreement have been satisfied or waived.

•	Termination of the Merger Agreement (Page 41). Either we or Medco Health Solutions, Inc. may terminate the merger agreement under certain circumstances, including if the other party breaches any of its representations, warranties, covenants or agreements in a non-curable manner that would result in the failure of closing conditions set forth in the merger agreement. In addition to certain other circumstances, Medco Health Solutions, Inc. may also terminate the agreement if our Board of Directors elects to withdraw or adversely modify its recommendation of the merger or we enter into a definitive acquisition agreement with respect to a third-party takeover proposal. In addition to certain other circumstances, after complying with certain procedures contained in the merger agreement, we may also terminate the agreement if we enter into a definitive acquisition agreement which our Board of Directors has determined represents a superior proposal. Subject to certain exceptions, either we or Medco Health Solutions, Inc. may terminate the merger agreement if the transaction has not closed on or before January 8, 2008.

•	Termination Fee (Page 42). We could be obligated to pay Medco Health Solutions, Inc. a fee of $52,500,000 and expenses of up to $6,000,000 under certain circumstances if the merger agreement is terminated, including if we terminate the merger agreement because we have entered into a definitive acquisition agreement providing for a superior proposal, or if Medco Health Solutions, Inc. terminates the agreement because our Board of Directors withdraws or adversely modifies its approval of the merger agreement or its recommendation that our shareholders approve the merger agreement.

•	No Solicitation of Competing Proposals (Page 43). The merger agreement contains non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if we receive an inquiry, proposal or offer for more than 50% of our equity securities or all or substantially all of our consolidated assets that our Board of Directors determines in good faith is reasonably likely to result in a financially superior proposal for a competing transaction from a third party and our Board of Directors determines in good faith that failure to take action with respect to such proposal would result in a reasonable probability that our Board of Directors would breach its fiduciary duties.

•	Recommendation of Our Board of Directors (Page 21). After due discussion and due consideration, our Board of Directors has unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of, PolyMedica Corporation and our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

•	Reasons for the Merger (Page 18). In making its recommendation that you vote “FOR” the approval of the merger agreement, our board considered a number of factors, including the cash consideration to be received by our shareholders in the merger and the current and historical market prices of our common stock; the financial analyses and written opinion of our Board of Directors’ financial advisor, Deutsche Bank Securities Inc.; our Board of Directors’ assessment of a number of strategic, financial and operational considerations; and the terms of the merger agreement, including our ability to, under certain circumstances, furnish information to, and conduct negotiations with, a third party should we receive an inquiry, proposal or offer that our Board of Directors determines in good faith is reasonably likely to result in a financially superior proposal.

•	Opinion of Deutsche Bank Securities Inc. (Page 22 and Annex B). On August 27, 2007, Deutsche Bank Securities Inc. delivered an oral opinion to our Board of Directors, which was subsequently confirmed in writing, to the effect that, as of the date of that opinion and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion, the merger consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Deutsche Bank Securities Inc., setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement. You should read the opinion of Deutsche Bank Securities Inc. carefully and in its entirety. The opinion of Deutsche Bank Securities Inc. was addressed to our Board of Directors in connection with its evaluation of the merger and Deutsche Bank Securities Inc. expressed no opinion as to the merits of the underlying decision by us to engage in the merger or as to how any holder of shares of our common stock should vote with respect to the merger.

•	Material United States Federal Income Tax Consequences of the Merger (Page 33). The exchange of shares of our common stock for cash in the merger will be a taxable transaction to our U.S. shareholders for U.S. federal income tax purposes. As a result, each U.S. shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have been held for more than one year at the time of such surrender. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

•	Interests of Our Directors and Executive Officers in the Merger (Page 28). Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	like the PolyMedica Corporation employees who participate in our equity incentive plans, our directors and executive officers will receive cash consideration for their vested and unvested stock options to the extent the exercise price of such options is below $53.00 per share and will receive $53.00 per share for their vested and unvested shares of restricted stock in connection with the merger;

•	our five current senior executive officers previously entered into employment agreements with PolyMedica Corporation, which provide certain severance payments and benefits in the case of their termination of employment upon such conditions as set forth in each such agreement within twenty-four months following the public announcement of the merger;

•	two of our employees, one of whom is an executive officer, have entered into employment arrangements with Medco Health Solutions, Inc., pursuant to which they will receive cash payments and Medco Health Solutions, Inc. restricted stock units subject to certain conditions; and pursuant to the merger agreement certain of our executive officers will receive cash payments, and certain other executive officers will receive cash payments and Medco Health Solutions, Inc. restricted stock units, in each case, subject to certain conditions.

•	Appraisal Rights (Page 32). We do not believe that you are entitled to appraisal rights in connection with the merger pursuant to Section 13.02(a)(1) of the MBCA because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the merger other than in their capacity as a shareholder of PolyMedica Corporation or a director, officer or employee of PolyMedica Corporation pursuant to a bona fide arrangement with PolyMedica Corporation. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. If you believe you are entitled to, and would like to exercise, appraisal rights, you should do the following:

•	deliver to PolyMedica Corporation written notice of your intent to demand payment for your shares of common stock before the vote on the approval of the merger agreement is taken;

•	not vote in favor of the proposal to approve the merger agreement; and

•	comply with other procedures as are required by Part 13 of the MBCA.

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement would not constitute a waiver of any appraisal rights you may have. However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the MBCA. A copy of Part 13 of the MBCA is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a PolyMedica Corporation shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of shareholders of PolyMedica Corporation will be held at the Sheraton Colonial Hotel located at One Audubon Road, Wakefield, Massachusetts, on Wednesday, October 31, 2007, beginning at 10:00 a.m., local time.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by PolyMedica Corporation.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following two proposals:

• to approve the merger agreement; and

•  to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously recommends that you vote:

• “FOR” the proposal to approve the merger agreement; and

•  “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:	What vote of our shareholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

•  the proposal to approve the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the shares of our common stock outstanding on the record date for the special meeting;

•  the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on September 24, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, 23,437,817 shares of our common stock, held by approximately 524 holders of record, were outstanding and entitled to be voted at the special meeting.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy by completing, signing, dating and mailing in the enclosed postage-paid envelope each proxy card or vote instruction card.

Please do NOT send in your share certificate(s) at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in “street name,” will my broker vote my shares for me?”

Q:	How are votes counted?

A:	For the proposal relating to the approval of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstention will not count as votes cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the approval of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN,” it will have no effect on this proposal and will effectively be counted as voting against the approval of the merger agreement.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies in favor of approval of the merger agreement, and in accordance with the recommendation of our board on any other matters properly brought before the meeting for a vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without these instructions, your shares will not be voted and will effectively be counted as voting against the approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person. If your shares are held in “street name,” you must present a proxy card obtained from your broker or bank in order to be admitted to the special meeting and vote in person.

We urge you to complete, sign, date and return the enclosed proxy card, even if you plan to attend the special meeting, as it is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card. See question below “May I change my vote after I have mailed my signed proxy card?”

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

• first, you can deliver to our Corporate Secretary a written notice stating that you would like to revoke your proxy; the written notice should bear a date later than the proxy card;

•  second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

• third, you can attend the meeting, notify our Corporate Secretary that you are present, and then vote in person.

Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Your attendance alone will not revoke your proxy.

If you have instructed your broker to vote your shares you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to PolyMedica Corporation or by voting in person at the special meeting, unless you present a proxy card obtained from your bank or broker.

Q:	Should I send in my stock certificate(s) now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $53.00 per share in cash, without interest.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by PolyMedica Corporation. We have retained The Altman Group, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost to us of approximately $7,500 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What does it mean if I receive more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I sell my shares of PolyMedica Corporation common stock before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of PolyMedica Corporation common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $53.00 per share in cash to be received by our shareholders in the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger during 2007, on or about two business days after obtaining shareholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time. See “Proposal 1 — The Merger Agreement — Conditions to the Merger.”

Q:	When will I receive the cash consideration for my shares of PolyMedica Corporation common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration, less applicable withholding taxes, for your shares.

Q:	Am I entitled to appraisal rights? (See page 32)

A:	We do not believe that you are entitled to appraisal rights in connection with the merger pursuant to Section 13.02(a)(1) of the MBCA because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the merger other than in their capacity as a shareholder of PolyMedica Corporation or a director, officer or employee of PolyMedica Corporation pursuant to a bona fide arrangement with PolyMedica Corporation. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. If you believe you are entitled to, and would like to exercise, appraisal rights, you should do the following:

• deliver to PolyMedica Corporation written notice of your intent to demand payment for your shares of common stock before the vote on the approval of the merger agreement is taken;

• not vote in favor of the proposal to approve the merger agreement; and

• comply with other procedures as are required by Part 13 of the MBCA.

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of your appraisal rights. However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the MBCA. A copy of Part 13 of the MBCA is attached to this proxy statement as Annex C.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, The Altman Group, at (800) 499-8410 (toll-free) or at (201) 806-7300 (collect). If your broker holds your shares, you may also call your broker for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “should,” “plan,” “intend,” “project” or phrases such as “will be well-positioned to,” “will benefit,” “will gain” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer and vendor relationships, operating results and business generally, including the ability to retain key employees;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. See “WHERE YOU CAN FIND MORE INFORMATION” on page 55 of this proxy statement.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on the business or operations of the company. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our shareholders.

Date, Time and Place

We will hold the special meeting at the Sheraton Colonial Hotel, located at One Audubon Road, Wakefield, Massachusetts, on Wednesday, October 31, 2007, beginning at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask you to (1) approve the merger agreement and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Recommendation of Our Board of Directors

Our Board of Directors, by unanimous vote, (1) approved and adopted the merger agreement and approved the merger and the transactions contemplated by the merger agreement and (2) determined that the merger is advisable and fair to and in the best interests of PolyMedica Corporation and our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on September 24, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 23,437,817 shares of our common stock were issued and outstanding and held by approximately 524 holders of record. Each holder of record of common stock will be entitled to one vote per share at the special meeting on the proposal to approve the merger agreement and the other matters to be voted on at the meeting.

The holders of a majority of the outstanding shares of common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (shares held by a broker or other nominee that does not have the authority to vote on a matter) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. See “Proposal 2 — Adjournment or Postponement of the Special Meeting” on page 54.

Vote Required

The approval of the merger agreement requires the affirmative vote of two-thirds (2/3) of the outstanding shares entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the merger agreement. The affirmative vote of a majority of the votes cast is required for approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

Voting of Proxies

To vote your shares, you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If you vote by mail and the returned proxy card is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the approval of the merger agreement, and the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by your bank, broker or other nominee regarding how to instruct your broker to vote your shares.

We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

Do not send your stock certificate(s) with your proxy. A letter of transmittal with instructions for the surrender of your common stock certificate(s) will be mailed to you as soon as practicable after completion of the merger.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following methods:

•	delivering a written notice of revocation to the secretary of PolyMedica Corporation at our principal executive offices located at 701 Edgewater Road, Suite 360, Wakefield, Massachusetts 01880;

•	signing and delivering a later-dated proxy at a date after the date of the previously submitted proxy; or

•	voting in person at the special meeting.

The revocation of your proxy by written notice or your later-dated proxy will be effective only if the secretary of PolyMedica Corporation receives the written notice or later-dated proxy prior to the day of the special meeting or if the judge of elections receives the written notice or later-dated proxy at the special meeting. Your attendance at the special meeting without further action will not automatically revoke your proxy.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions received from such nominee to revoke a previously submitted proxy.

Solicitation of Proxies

PolyMedica Corporation is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of PolyMedica Corporation may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the Notice of Special Meeting of Shareholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained The Altman Group to aid in the solicitation of proxies for the special meeting. The Altman Group will receive a base fee of $7,500 plus reimbursement of out-of-pocket fees and expenses. The solicitation is on customary terms, and total costs are not expected to exceed $35,000.

Assistance

Shareholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card should contact or call The Altman Group, our proxy solicitor:

The Altman Group
1200 Wall Street West 3rd Floor
Lyndhurst, New Jersey 07071
(800) 499-8410 (toll-free)
or
(201) 806-7300 (call collect)

Share Certificates

Please do not send any certificates representing shares of our common stock with your proxy card. The procedure for the exchange of certificates representing shares of our common stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of our common stock, see “The Merger Agreement — Conversion of Shares; Procedures for Exchange of Certificates.”

Appraisal Rights

Section 13.02(a)(1) of the MBCA generally provides that shareholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. An exemption set forth in Section 13.02(a)(1)(A) of the MBCA provides that shareholders are not entitled to appraisal rights in transactions similar to this merger where cash is the sole consideration received by the shareholders. However, in the event that certain persons or entities are determined to have a direct or indirect material financial interest in the merger for purposes of the MBCA, this exemption would be inapplicable with respect to the merger. Accordingly, if such a determination were made, our shareholders may be entitled to appraisal rights under Massachusetts law. We do not believe that holders of our common stock are entitled to appraisal rights in connection with the merger because shareholders will receive only cash for their shares and no director, officer or controlling shareholder has any direct or indirect material financial interest in the merger other than in their capacity as a shareholder of ours or a director, officer or employee of ours pursuant to a bona fide arrangement with us. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled. In light of the complexity of Section 13.02 of the MBCA, those shareholders of ours who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Anti-Takeover Considerations

Chapters 110C, 110D and 110F of the Massachusetts General Laws create certain anti-takeover restrictions for Massachusetts corporations, but such restrictions do not apply to the merger.

THE PARTIES TO THE MERGER AGREEMENT

PolyMedica Corporation

PolyMedica Corporation, which we refer to as PolyMedica, is organized under the laws of the Commonwealth of Massachusetts. Through our largest segment, Diabetes, under the Liberty brand, we are a leading provider of direct-to-consumer diabetes testing supplies, primarily to seniors. Through our Pharmacy segment, we sell prescription medications directly to our existing Diabetes patients and their spouses. Headquartered in Wakefield, Massachusetts, we have approximately 2,264 employees and generated net revenues of approximately $675 million in our fiscal year ended March 31, 2007. Our common stock is traded on the NASDAQ Global Select Market under the symbol “PLMD”. Our principal executive offices are located at 701 Edgewater Road, Suite 360, Wakefield, Massachusetts 01880, and our telephone number is (781) 486-8111.

Medco Health Solutions, Inc.

Medco Health Solutions, Inc., which we refer to as Medco, is the nation’s leading pharmacy benefit manager based on net revenues, with 2006 net revenues in excess of $42 billion. Medco and its subsidiaries employ approximately 16,000 employees. Medco’s common stock is traded on the New York Stock Exchange under the symbol MHS. Medco’s principal executive offices are located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, and its telephone number is (201) 269-3400.

Macq Corp.

Macq Corp., a corporation organized under the laws of the Commonwealth of Massachusetts, is a newly formed wholly-owned subsidiary of Medco. Macq Corp. has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

THE MERGER

Background of the Merger

In December 2005, a company in the healthcare industry, which we refer to as Company 1, contacted Patrick T. Ryan, the Chief Executive Officer of PolyMedica, to discuss a strategic transaction between PolyMedica and Company 1. After consultation with the Board of Directors of PolyMedica, Mr. Ryan indicated to Company 1 that PolyMedica was focused on various strategic initiatives, including implementing its strategy to participate in the Medicare Prescription Drug Program (Part D), and was not interested in discussing a transaction at that time.

In January 2006, Company 1 again contacted Mr. Ryan, regarding a potential strategic transaction, and another participant company in the healthcare industry, which we refer to as Company 2, contacted Mr. Ryan to inquire about the same. After discussing the inquiries with the Board of Directors, Mr. Ryan had several separate conversations over the next few weeks with Company 1 and Company 2 regarding PolyMedica’s publicly disclosed information and initiatives. Company 1 and Company 2 each entered into confidentiality agreements with PolyMedica in February 2006 and March 2006, respectively, and each performed a preliminary due diligence review of PolyMedica. During this time, PolyMedica’s Board of Directors met and was informed of Company 1’s and Company 2’s expressions of interest in pursuing a potential acquisition of PolyMedica. The Board of Directors determined that an evaluation of strategic alternatives might become appropriate in light of the expressions of interest received. PolyMedica’s general counsel and representatives of Weil, Gotshal & Manges LLP, PolyMedica’s outside counsel, reviewed with the Board of Directors its fiduciary duties in connection with an evaluation of strategic alternatives. In March 2006, PolyMedica engaged an investment bank to provide financial advice in connection with PolyMedica’s strategic alternatives.

On March 1, 2006, the Board of Directors formed a special committee comprised of Messrs. Pyle, Mahoney, Ryan and Van Faasen and Ms. Hooper. The special committee was formed in order to act as a smaller working group to review and negotiate offers from Company 1 and Company 2 and make recommendations to the full Board of Directors. Throughout March 2006, the special committee and the Board of Directors met several times to evaluate a possible transaction with Company 1 or Company 2. At these meetings, the investment bank engaged by PolyMedica gave presentations on PolyMedica’s strategic alternatives and potential acquirors. Members of PolyMedica’s management also made presentations regarding the opportunities and risks facing PolyMedica. Company 1 made a preliminary offer to acquire PolyMedica for $53 per share of PolyMedica common stock, subject to customary conditions such as satisfactory completion of due diligence review and negotiation of transaction documentation, and indicated that its offer was subject to PolyMedica entering into an exclusivity agreement. Company 2 did not make a preliminary offer and informed PolyMedica and its advisors that it would not be able to compete with the price offered by Company 1. After discussions regarding the fiduciary duties of the Board of Directors and strategic alternatives available to PolyMedica, and in light of the view that there was a high probability of Company 1 following through to close a transaction and that Company 2 would not be able to compete with the pricing set forth in Company 1’s offer, PolyMedica agreed to enter into a proposed exclusivity agreement with Company 1 on March 20, 2006. PolyMedica, Company 1, and their respective advisors worked extensively to negotiate the terms and documentation for the proposed $53 per share transaction. In May 2006, such negotiations ceased when Company 1 completed its due diligence review of PolyMedica and concluded that it was not prepared to complete the $53 per share transaction and, accordingly, the parties could not reach agreement on satisfactory terms. Upon termination of the preceding negotiations, the special committee disbanded.

PolyMedica also had discussions with Medco in the spring of 2006 regarding potential strategic relationships between the parties. As a result of these discussions, in July 2006, PolyMedica entered into two seven-year agreements with Medco pursuant to which (i) Medco provides pharmacy fulfillment services to PolyMedica, and (ii) PolyMedica provides products and services to Medco beneficiaries under Medicare Part B.

During the summer of 2006, the Board of Directors met numerous times to discuss potential strategic alternatives available to PolyMedica. Throughout the summer and fall of 2006, PolyMedica pursued simultaneous discussions regarding potential business combinations and operational projects with various third parties. PolyMedica also continued discussions with Company 2 regarding operational projects during the summer and fall of 2006.

Mr. Ryan discussed a potential strategic transaction with a company in the pharmacy industry, which we refer to as Company 3, during several calls and meetings in the fall of 2006 and into the summer of 2007.

In May 2007, PolyMedica held preliminary discussions with Medco about expanding the existing partnership or exploring a possible combination of PolyMedica and Medco. In May and June 2007, Mr. Ryan had discussions with three additional parties after receiving calls regarding possible strategic transactions with each of them. Mr. Ryan held discussions with these three companies and Medco to determine the seriousness of their respective interest in a strategic transaction with PolyMedica and their respective abilities to finance an acquisition of PolyMedica. During this period, Mr. Ryan and PolyMedica’s Chief Operating Officer, Keith Jones, worked with the Board of Directors to assess the potential suitors and evaluate other strategic alternatives available to PolyMedica. Mr. Ryan also had conversations with senior management of Company 3 in late July of 2007. Company 3 expressed its continued interest in exploring a strategic transaction or partnership. Mr. Ryan made clear that the company was in conversations with other parties and that the Board of Directors was going to determine its strategic course in the near term. The executives of Company 3 expressed skepticism with their organization’s ability to reach a decision in the near term given other commitments.

On July 31, 2007, the PolyMedica Board of Directors met and determined to conduct a formal process to assess the interest and the financial terms on which each of the parties would be willing to pursue a transaction and to further evaluate the strategic alternatives available to PolyMedica. In making its decision to conduct a formal process with a definitive timeline applicable to all participants, the Board of Directors took into consideration certain disruption and negative impacts that the 2006 strategic alternative discussions had on PolyMedica’s business and team members and the extensive discussions Mr. Ryan held in 2006 with a wide range of third parties, including both potential strategic and financial acquirors. The Board of Directors concluded that, given the fact that any transaction would be disclosed publicly and therefore provide the Board of Directors with the option to accept a higher offer, then at least until further discussions ensued, the process would not be expanded beyond the four companies that had expressed interest in pursuing a transaction most recently. PolyMedica engaged Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, to provide financial advice in connection with this process and PolyMedica’s assessment of its strategic alternatives.

On August 3, 2007, Deutsche Bank distributed letters to Medco and the other three interested parties to establish the process pursuant to which such third parties could receive information from PolyMedica and submit proposals for strategic alternatives to PolyMedica. The August 3, 2007 letter indicated that interested parties should submit final binding offers on or before August 24, 2007. Each of these four companies had previously entered into confidentiality agreements with PolyMedica, and throughout August PolyMedica and its advisors provided due diligence information to the interested parties and responded to diligence inquires.

On August 7, 2007, and August 8, 2007, initial expressions of interest were received from Medco and two of the other interested parties. The proposed prices received from the three parties were in the $49 to $50 range. The other interested party indicated that it would not be in a position to consider a strategic transaction along the proposed timeline and expressed concern with its ability to meet the likely pricing terms.

PolyMedica continued to actively engage with Medco and the other interested parties, which conducted extensive due diligence. A draft merger agreement was distributed to the three interested parties on August 13, 2007, and a draft of the disclosure schedules was provided on August 20, 2007. On August 20, 2007, Deutsche Bank provided such third parties a second process letter confirming that final binding offers should be submitted on or before August 24, 2007.

The PolyMedica Board of Directors met on the afternoon of August 21, 2007. PolyMedica management, Deutsche Bank and Weil, Gotshal & Manges LLP reviewed with the Board of Directors the status of the potential sale process. PolyMedica management provided information about the financial data provided to bidders in order to ensure that such information was consistent with the Board of Directors’ understanding of PolyMedica’s financial position and business plan. Deutsche Bank then provided a detailed presentation outlining the alternatives available to PolyMedica, including continuing the existing operations in a status-quo manner, transformational acquisitions pursuant to which PolyMedica would acquire or partner with other companies, a leveraged recapitalization, and a sale of PolyMedica. Deutsche Bank’s presentation indicated that it was not likely that PolyMedica would be able to effect a transformational acquisition or merger of equals that would create a net present value per share that matched the initial indications of interest that PolyMedica had received, and further noted that even if such a transaction were feasible it would be subject to additional execution and integration risks. Deutsche Bank’s presentation also indicated that under the debt market conditions then prevailing a leveraged recapitalization would not result in a net present value per share that matched the initial indications of interest and would also be subject to significant execution risks because of the unsettled nature of the leverage credit markets. With respect to continuing existing operations in a status-quo manner, Deutsche Bank’s presentation indicated that the trading price of PolyMedica’s stock would not in the near term likely reach the levels that produced a net present value matching the indications of interest, and noted that, in addition, PolyMedica faced various risks operating as a stand-alone company, including those described in “Proposal 1 — The Merger - Reasons for the Merger — Challenges Faced by Us as an Independent Company” below. Deutsche Bank’s analysis supported a conclusion that a sale of PolyMedica would provide the highest likelihood of maximizing value to PolyMedica shareholders. The Board of Directors and management discussed the analysis at length with Deutsche Bank and amongst themselves. The Board of Directors also discussed their fiduciary duties to PolyMedica shareholders with Weil, Gotshal & Manges LLP, PolyMedica’s legal counsel. As part of this discussion, the Board of Directors again considered whether to engage in further market checks. Reflecting on the extensive discussions that PolyMedica previously had with third parties regarding a strategic transaction involving PolyMedica and the disruption in business that resulted from that process in 2006, the Board of Directors determined that, at least pending receipt of binding bids, further market checks were not in the best interests of PolyMedica and its shareholders.

Early in the week of August 20, 2007, PolyMedica had telephonic discussions or in-person meetings with all remaining interested parties, at each interested party’s request. During these discussions and meetings, PolyMedica was informed of the pricing and conditions of each of such parties’ respective bids. In each case, PolyMedica was informed that the bids from the remaining bidders did not exceed a per-share price of $52 per share, and that such bids were further subject to closing conditions such as long-term employment agreements with executive management. The bidders other than Medco also indicated that their bids contained financing contingencies that would require an extended and undetermined period of time to consummate a transaction in light of the unstable condition of the debt markets, and, in the case of one interested party, shareholder approval. On August 23, 2007, senior executives of Medco had a series of conversations with PolyMedica. Medco indicated that it was prepared to increase its per share offer from the $50 per share price indicated in its initial indication of interest to $52, and that it intended to submit that price formally on the deadline for final binding offers on August 24. During the course of the day, Mr. Ryan and representatives of Deutsche Bank contacted the remaining parties to confirm the bid terms that had been orally communicated to PolyMedica previously, and none of the parties other than Medco indicated a willingness to increase their offers above $52 per share. Negotiations with Medco continued throughout the course of the day and evening. As a result of those discussions, Medco indicated that it would increase its offer to $53 per share only if PolyMedica agreed to enter into an exclusivity agreement for a period continuing through September 2007. The proposed exclusivity letter would allow PolyMedica to accept bids during the exclusivity period, but required PolyMedica to negotiate exclusively with Medco during the stated period. PolyMedica communicated to Medco that if PolyMedica would be willing to enter into an exclusivity letter, it would only be willing to negotiate with Medco exclusively through August 28, 2007, to allow PolyMedica the flexibility to work with other third parties in the event a transaction with Medco was not signed prior to August 28, 2007.

The PolyMedica Board of Directors met the evening of August 23, 2007. Mr. Ryan provided the Board of Directors an update on the process during the prior 24-hour period. Deutsche Bank provided a presentation on the offer made by Medco and compared the offer to other possible alternatives available to PolyMedica, which alternatives had been discussed at length with the Board of Directors on August 21, 2007. Deutsche Bank also compared the terms of the Medco offer to the terms of other recent acquisitions in the industry. The Board of Directors and management discussed the offer and alternatives, and Weil, Gotshal & Manges LLP provided information about the process that would be necessary to sign and announce a transaction prior to the open of the market on August 28, 2007, as requested by Medco. As part of this discussion, the Board of Directors and Weil, Gotshal & Manges LLP discussed the Board of Directors’ fiduciary duties to the PolyMedica shareholders and the process pursuant to which PolyMedica could accept a higher offer from a third party after entering into an agreement with Medco. The Board of Directors and management also discussed the arrangements with management that were being discussed with Medco in connection with the proposed transaction. The Board of Directors noted Medco’s existing partnership with PolyMedica and recognized the professionalism and integrity with which Medco has worked with PolyMedica as part of its determination that Medco’s offer provided the greatest certainty of closing a transaction, and therefore, the greatest certainty of maximizing shareholder value. As part of its discussion about whether to enter into the exclusivity letter with Medco, the Board of Directors again considered whether to engage in discussions with additional third parties. The Board of Directors discussed the fact that in the past year PolyMedica had discussed possible strategic alternatives involving PolyMedica with many of the third parties that Deutsche Bank had identified as potential acquirers of PolyMedica, and the Board of Directors concluded that further market checks would be unlikely to yield an offer superior to the Medco proposal. The Board of Directors also discussed the business disruption that resulted from the process in 2006 and the fact that Medco’s offer might be at risk if PolyMedica commenced discussions with additional parties at that time. The Board of Directors also considered the likelihood that contacting additional third parties would generate rumors within the market and the PolyMedica workforce, the impact of which could be very negative in the near term. Finally, the Board of Directors considered the fact that entering into an agreement with Medco would neither preclude another third party from making an offer to acquire PolyMedica nor, subject to paying the termination fee pursuant to the merger agreement, prohibit PolyMedica from entering into an agreement constituting a superior proposal to Medco’s offer. Considering these factors, the Board of Directors determined that contacting additional third parties regarding a potential acquisition would not be fruitful and would not be in the best interests of PolyMedica and its shareholders. Further, based upon the recent meetings and oral discussions between PolyMedica and the remaining interested parties where PolyMedica was informed of bid terms that were uncertain in light of financing and other additional contingencies and recent disruptions in the debt markets, the Board of Directors determined that the Medco bid represented the highest likelihood of closing and the highest and best available price. After discussion and questions, the Board of Directors determined it was in the best interests of PolyMedica and its shareholders to enter into the proposed exclusivity arrangement with Medco and unanimously approved entering into the exclusivity letter and negotiating an acquisition agreement with Medco. PolyMedica and Medco entered into the exclusivity letter on August 23, 2007.

On August 23, 2007, PolyMedica and Medco and their respective advisors began actively negotiating the merger agreement, disclosure schedules, and ancillary documents. Medco’s legal counsel, Sullivan & Cromwell LLP, delivered a revised version of the merger agreement immediately following the execution of the exclusivity agreement. Medco and PolyMedica and their respective legal counsels negotiated the terms of the merger agreement and the ancillary documents through the weekend of Saturday, August 25, 2007, and Sunday, August 26, 2007. While the general parameters of management arrangements were discussed at the Board of Directors meeting and with Medco on August 23, 2007, management and Medco continued to negotiate the specific terms of the management arrangements over the weekend of August 25 and August 26, 2007, concurrently with the negotiation of the merger agreement.

The PolyMedica Board of Directors met again the evening of Sunday, August 26, 2007, to discuss updates in the process. Weil, Gotshal & Manges LLP identified the remaining open issues in the merger agreement, and Mr. Ryan discussed a proposed communications plan should a transaction be entered into. Mr. Ryan discussed with the Board of Directors the negotiation of Medco’s management arrangements with Mr. Jones, himself and other senior management of PolyMedica. The Board of Directors continued its discussion of whether the proposed transaction was in the best interests of PolyMedica and its shareholders.

Medco, PolyMedica and their respective legal counsel continued to negotiate the terms of the merger agreement, management arrangements and related documents, and Medco and its counsel completed their due diligence review of PolyMedica throughout the day on August 27, 2007. The amount of the termination fee set forth in the merger agreement and the ability of PolyMedica to accept superior proposals from third parties were heavily negotiated, and the PolyMedica Board of Directors focused on keeping the amount of the fee as low as possible to provide PolyMedica sufficient flexibility to receive and accept superior proposals from third parties.

The PolyMedica Board of Directors reconvened the afternoon of Monday, August 27, 2007, to consider the proposed transaction with Medco. Weil, Gotshal & Manges LLP again discussed with the Board of Directors the legal duties of directors in connection with a transaction such as the proposed merger. Weil, Gotshal & Manges LLP also presented to the Board of Directors the final terms of the merger agreement (substantially final copies of which had been provided to the members of the Board of Directors prior to the meeting) and other legal aspects of the proposal by Medco. The Board of Directors also discussed the management arrangements, including cash and equity issuances for certain members of PolyMedica management as described more fully below in “Proposal 1 — The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 28.

During the August 27, 2007 Board of Directors meeting, Deutsche Bank reviewed with the Board of Directors the financial aspects of Medco’s offer. The Board of Directors again discussed whether a higher price could be obtained from other bidders or Medco, and the Board of Directors concluded that a higher price could not be obtained and that a number of the terms of the merger agreement negotiated in PolyMedica’s favor were based on Medco’s belief that $53 per share of common stock would be the transaction price. After further discussions, the Board of Directors requested that Deutsche Bank render an opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the outstanding shares of PolyMedica common stock of the merger consideration of $53 in cash per share to be received by such holders pursuant to the latest draft of the merger agreement. Deutsche Bank delivered to the Board of Directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 27, 2007, that, as of such date and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion, the merger consideration of $53 in cash per share to be received by holders of PolyMedica common stock was fair, from a financial point of view, to such holders. During the course of Deutsche Bank’s presentation and rendering of its opinion, representatives of Deutsche Bank responded to questions from members of the Board of Directors confirming or clarifying their understanding of the analysis performed by Deutsche Bank and the opinion rendered by Deutsche Bank, as described in more detail under “The Merger — Opinion of Deutsche Bank Securities Inc.” beginning on page 22. The full text of the written opinion of Deutsche Bank, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement.

Following additional discussion and deliberation, the Board of Directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, determined that the merger was advisable, fair to, and in the best interests of, the shareholders of PolyMedica and unanimously resolved to recommend that PolyMedica’s shareholders vote to approve the merger agreement.

In the evening of August 27, 2007, Medco informed PolyMedica that the Medco board of directors had also approved the transaction, and later that evening PolyMedica, Medco and Macq Corp. executed the merger agreement.

Prior to the opening of the U.S. financial markets on August 28, 2007, PolyMedica and Medco issued a press release announcing the execution of the merger agreement.

Reasons for the Merger

In reaching its determinations, approvals and recommendations referred to in the section captioned “The Merger — Recommendation of Our Board of Directors,” our Board of Directors consulted with senior management and legal counsel and financial advisor. The following describes material reasons, factors and information taken into account by our Board of Directors in deciding to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that our shareholders approve the merger agreement.

Merger Consideration Premium.  The $53.00 per share merger consideration represents a significant premium to the current and historical closing trading price of our common stock. The $53.00 per share merger consideration represents a premium of approximately 17% to the closing price of our common stock on August 27, 2007, the last full trading day before the public announcement of the execution of the merger agreement, approximately 23% to the average daily closing price of our common stock over the 30 trading day period ended August 27, 2007 and approximately 27% to the average daily closing price of our common stock over the six month trading day period ended August 27, 2007.

Terms of the Merger Agreement.  Our Board of Directors’ consideration of the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

•	the structure of the merger as an all cash transaction which will allow our shareholders to promptly realize fair value and liquidity for their investment and which will provide them with certainty of value for their shares;

•	the right of our Board of Directors under certain circumstances, in connection with the discharge of its fiduciary duties to our shareholders, to consider unsolicited financially superior proposals and to furnish information to and conduct negotiations with any third party that makes an unsolicited financially superior takeover proposal prior to obtaining shareholder approval;

•	the ability of our Board of Directors to change its recommendation with respect to the merger and to terminate the merger agreement upon the payment of a termination fee of $52,500,000, plus up to $6,000,000 in expenses, to Medco should we receive an unsolicited proposal that our Board of Directors determines to be a superior offer and enters into a definitive acquisition agreement for a superior proposal;

•	the Board of Directors’ belief, after consultation with financial and legal counsel, that our obligation to pay the $52,500,000 termination fee (and the circumstances when such fee is payable) (1) is reasonable in light of the benefits of the merger, commercial practice and transactions of this size and nature and

(2) would not preclude a third party interested in PolyMedica from acquiring the company pursuant to a superior proposal;

•	Medco’s obligation to complete the merger is not subject to any financing contingencies; and

•	the likelihood of satisfying the other conditions to Medco’s obligations to complete the merger, including the likelihood of obtaining the necessary regulatory and shareholder approvals and the likelihood that the merger would be completed.

Opinion of Deutsche Bank Securities Inc.  The financial analyses reviewed by Deutsche Bank at the meeting of our Board of Directors on August 27, 2007, including its opinion as to the fairness, from a financial point of view, to holders of our common stock of the consideration to be received by such shareholders in the merger. See “Opinion of Deutsche Bank Securities Inc.” on page 22.

The Market Price of Our Common Stock Was at a Record High.  In the full week immediately prior to the announcement of the execution of the merger agreement, the price of our common stock reached a record high. There is no assurance that we will continue to enjoy such favorable stock prices. The price of our common stock could fluctuate substantially based on a variety of factors, including, among others:

•	fluctuations in our quarterly results;

•	announcements concerning us, our competitors or the healthcare market;

•	overall volatility of the stock market;

•	changes in government regulations, particularly those relating to Medicare reimbursements;

•	changes in the financial estimates we provide to the market or estimates by analysts; and

•	loss of key executives.

Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in our results of operations and general economic, political and market conditions, may adversely affect the market price of our common stock.

Challenges Faced by Us as an Independent Company.  Our Board of Directors’ view that the merger was more favorable to shareholders than any other alternative reasonably available to us and our shareholders, including continuing to operate the business as a stand-alone, independent company in light of the risks involved in implementing our business plan. The Board of Directors believes that a sale to Medco is more favorable to our shareholders than remaining independent based on the potential value of such alternative and the assessment of our Board of Directors of the risks associated with remaining independent, after taking into account the presentation to the Board of Directors by management. See “The Merger — Background of the Merger.” In assessing the potential risks of remaining independent, our Board of Directors considered and discussed, among other things, our financial condition, results of operations, management, competitive position, business and prospects and current economic, industry and market conditions.

Challenges faced by us as an independent company also include the following:

•	We could experience significantly reduced revenues and profits if payers change, delay or deny reimbursement. Nearly all of our revenues depend on the continued availability of reimbursement by government and private insurance plans. Any reduction in Medicare or other government program or private plan reimbursements currently available for our products would reduce our revenues. Certain significant reimbursement reductions became effective January 1, 2005 under the Medicare Modernization Act. Other future reimbursement reductions are possible. Without a corresponding reduction in the cost of such products, the result would be a reduction in our overall profit margin. Similarly, any increase in the cost of such products would reduce our overall profit margin unless there was a corresponding increase in reimbursement from Medicare, other government programs and private insurers. Our profits also could be affected by the imposition of more stringent regulatory requirements for Medicare or other government program reimbursement or adjustments to previously reimbursed amounts. The government’s Medicare regulations are complex and sometimes subjective and therefore may require management’s interpretation. Overpayments by Medicare and others occur in the normal course of business and reserves are recorded when, based upon our assessment of the facts and circumstances, we believe that the amounts due to Medicare and others are probable and estimable.

•	Our ability to navigate the challenges of the Medicare Prescription Drug Program could negatively impact our Pharmacy segment. The Medicare Modernization Act provides for a voluntary prescription drug benefit, the Medicare Prescription Drug program, or “Part D,” which gives beneficiaries access to prescription drug coverage. The program involves many challenges and we will continue to closely monitor the business implications of Part D, the cost of coordinating Part D benefits for our Diabetes patients and their spouses, and the net revenue and earnings impact. While we are committed to investing in this long-term opportunity, the ultimate impact of such investment depends upon many factors, specifically upon our success in continuing to enroll new patients at the current rate, our ability to successfully adjudicate claims at profitable reimbursement rates and our ability to encourage patients’ compliance with their prescriptions. We presently are a participating pharmacy in approximately 94% of the 2,831 Prescription Drug Plans and approximately 83% of the 63,033 Medicare Advantage-Prescription Drug Plans that have been approved by the Centers for Medicare and Medicaid Services under Part D through pharmacy networks administered by AmerisourceBergen Drug Corporation and Leader Drug Stores, Inc. While the “any willing pharmacy” provisions of the Medicare Modernization Act would allow us to contract directly with these plans in the event we were no longer permitted to participate in these pharmacy networks, entering into individual contracts with those prescription drug plans of which our patients are members could be time-consuming and we could suffer patient attrition as a result. In addition, these individual contracts could be less profitable than our network pharmacy contracts. Historically, certain prescription drug plans have attempted to exclude Liberty as a participating pharmacy in their plans, which we believe is a violation of the “any willing pharmacy” provisions of the Medicare Modernization Act. In light of the increasingly competitive nature of prescription drug plans under Part D, we expect that attempts to exclude us as a participating pharmacy from certain prescription drug plans will continue in the future.

•	Competitive bidding for durable medical equipment suppliers could negatively affect our Diabetes segment. The Medicare Modernization Act further provides for a program for competitive bidding of certain durable medical equipment items, which includes diabetes testing supplies. Beginning July 1, 2008, diabetes testing supplies delivered by mail will be bid only in 10 competitive bid areas. The Centers for Medicare and Medicaid Services intend to expand the entire competitive bidding program and may specifically implement a national or regional mail order program for diabetes testing supplies in 2010 which could affect a substantial portion of our diabetes patient base. Only winning mail order diabetes testing supply bidders will be allowed to provide competitively bid items by mail to patients whose primary residence is in a competitively bid area. Competitive bidding could cause our operating results to be negatively affected through a combination of lower reimbursement rates for competitively bid items and/or our failure to secure status as a contracted supplier.

•	We are subject to a corporate integrity agreement. As part of our civil settlement with the United States Department of Health and Human Services’ Office of Inspector General and the Department of Justice, we entered into a five-year corporate integrity agreement on November 8, 2004. This agreement provides for an annual review of a sample of our Medicare claims by an independent review organization for a five-year period, which could be reduced to a shorter period at the discretion of the Office of Inspector General, and obligates us to continue our compliance program and the measures we have implemented to promote our compliance with Medicare regulations. Should the financial error rate of the sample reviewed by the independent review organization for any given period exceed the acceptable error rate, we could be subject to a potentially material overpayment assessment for that period.

•	The profitability of our segments will decrease if we do not receive recurring orders from patients. The profitability of our segments depends in large part on recurring and sustained orders. We generally incur losses and negative cash flow with respect to the first order from a new patient, due primarily to the marketing and regulatory compliance costs associated with initial patient qualification. Reorder rates are inherently uncertain due to several factors, many of which are outside our control, including patient preferences for home delivery, compliance with their doctor’s orders and prescriptions, competitive price pressures, patient transition to extended care facilities and patient mortality.

•	We could experience significantly reduced profits from our Diabetes segment if new technologies that reduce or eliminate the need for consumable testing supplies are developed for glucose monitoring. The majority of our Diabetes net revenues are from consumable testing supplies used to draw and test small quantities of blood for the purpose of measuring and monitoring glucose levels. Numerous research efforts are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that eliminate or reduce the need for consumable testing supplies could negatively affect our Diabetes segment.

Our Board of Directors also identified and considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including the following:

Failure to Close.  The risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

Becoming a Wholly-Owned Subsidiary.  The fact that we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in value of our company.

Taxation.  The fact that gains realized from an all-cash transaction would generally be taxable to our U.S. shareholders for U.S. federal income tax purposes.

Operating Restrictions.  The fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

No Solicitation; Termination Fee.  The fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Medco a termination fee of $52,500,000 if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger.

Officers and Directors.  The interests of our executive officers and directors in the merger which may be different or in addition to the interests of our shareholders generally. See “Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the merger. After considering these factors, the Board of Directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the Board of Directors, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. The Board of Directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Our Board of Directors

On August 27, 2007, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our Board of Directors unanimously determined that the acquisition of PolyMedica by Medco is advisable, fair to and in the best interests of PolyMedica and our shareholders and approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF POLYMEDICA VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of Deutsche Bank Securities Inc.

Pursuant to the terms of an engagement letter dated August 7, 2007, we engaged Deutsche Bank to act as our financial advisor. Deutsche Bank provided us with certain financial advisory and investment banking services and was asked by the Board of Directors to render an opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the outstanding shares of our common stock of the merger consideration of $53.00 in cash per share to be received by such holders pursuant to the merger agreement.

At the meeting of the Board of Directors on August 27, 2007, Deutsche Bank rendered its oral opinion, which was subsequently confirmed in writing, that, as of August 27, 2007, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion, the merger consideration of $53.00 in cash per share to be received by holders of our common stock was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s opinion, dated August 27, 2007, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank, is attached as Annex B to this proxy statement and is incorporated herein by reference. Deutsche Bank’s opinion, which was addressed to, and for the use and benefit of, our Board of Directors was not a recommendation to our shareholders to approve the merger. The opinion was limited to the fairness, from a financial point of view, of the merger consideration to the holders of the outstanding shares of our common stock as of the date of the opinion, and Deutsche Bank expressed no opinion as to the merits of the underlying decision by us to engage in the merger or as to how any holder of shares of our common stock should vote with respect to the merger. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of our common stock are encouraged to, and should, read Deutsche Bank’s opinion carefully and in its entirety, including all text and tables.

In connection with Deutsche Bank’s role as our financial advisor, and in arriving at its opinion, Deutsche Bank has, among other things:

•	reviewed certain publicly available financial and other information concerning us;

•	reviewed certain internal analyses, financial forecasts and other information furnished to Deutsche Bank by us;

•	held discussions with members of our senior management regarding our business and prospects;

•	reviewed the reported prices and trading activity for our common stock;

•	compared certain financial and stock market information for us with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed relevant, to the extent publicly available;

•	reviewed the terms of a draft of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning us or Medco, including, without limitation, any financial information or forecasts considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of our properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of our assets or liabilities. With respect to the financial forecasts we made available to Deutsche Bank and which it used in its analyses, Deutsche Bank has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that the final terms of the merger agreement would not differ materially from the terms set forth in the draft it had reviewed. Deutsche Bank also assumed that, in all respects material to its analysis:

•	the representations and warranties of PolyMedica, Medco, and Macq Corp. contained in the merger agreement are true and correct;

•	PolyMedica, Medco, and Macq Corp. will each perform all of the covenants and agreements to be performed by each of us under the merger agreement; and

•	all conditions to the obligations of each of PolyMedica, Medco, and Macq Corp. to consummate the merger will be satisfied without any waiver thereof.

Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Medco or PolyMedica is a party or is subject or by which it is bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers would be made that would have a material adverse effect on Medco or PolyMedica or materially reduce the contemplated benefits of the merger.

Based upon and subject to the foregoing qualifications, limitations, factors and assumptions and those set forth in the opinion, Deutsche Bank was of the opinion that, as of August 27, 2007, the $53.00 in cash per share of our common stock to be received by the holders of our common stock in the merger was fair, from a financial point of view, to such holders.

In connection with rendering its opinion to our Board of Directors on August 27, 2007, Deutsche Bank performed a variety of financial and comparative analyses, including those described below. The following summary of Deutsche Bank’s analyses is not a complete description of the analyses underlying its opinion. The preparation of an opinion is a complex process involving subjective judgments and various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Deutsche Bank made qualitative judgments as to the significance and relevance of each analysis and factor that it considered.

Accordingly, Deutsche Bank believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analysis, could create a misleading or incomplete view of the processes underlying Deutsche Bank’s analyses and opinion. Deutsche Bank did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Deutsche Bank’s opinion. Rather, Deutsche Bank arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as of the date of Deutsche Bank’s opinion as to the fairness of the merger consideration, from a financial point of view, to the holders of our common stock.

The financial forecasts and estimates of our future performance provided by our senior management to Deutsche Bank and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In performing its analyses, Deutsche Bank considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction, or business used in Deutsche Bank’s analyses as a comparison is identical to us or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Estimates of the financial value of companies or securities do not purport to be appraisals or to reflect the prices at which companies or securities may actually be sold. Accordingly, Deutsche Bank’s analyses and estimates are inherently subject to substantial uncertainty.

The merger consideration was determined through negotiation between us and Medco and the decision to enter into the merger agreement was solely that of our Board of Directors. Deutsche Bank’s opinion and financial analyses were only one of many factors considered by our Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the merger or the merger consideration. Deutsche Bank’s opinion was provided to our Board of Directors to assist it in connection with its consideration of the proposed merger and does not constitute a recommendation to any person, including the holders of our common stock as to how to vote with respect to the proposed merger.

The following is a summary of the material financial analyses underlying Deutsche Bank’s opinion, dated August 27, 2007, that Deutsche Bank presented to our Board of Directors in connection with the merger at a meeting of our Board of Directors on August 27, 2007. The order of the analyses described below does not represent relative importance or weight given to those analyses by Deutsche Bank. The financial analyses summarized below include information presented in tabular format. In order to fully understand Deutsche Bank’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses.

Selected Publicly Traded Companies Analysis.  Deutsche Bank reviewed certain financial information and calculated commonly used valuation measurements for us and compared them to the same metrics derived from publicly available information for each of the Selected Companies (defined below).

The Selected Companies forming the group to which PolyMedica was compared were comprised of three subcategories: (i) Pharmacy Benefit Manager (or PBM) companies (referred to as PBM Companies) consisting of Express Scripts, Inc., Healthextras, Inc. and Medco, (ii) medical supply distribution companies (referred to as Distributor Companies) consisting of AmerisourceBergen Corp., Cardinal Health, Inc., Henry Schein, Inc., McKesson Corp., MWI Veterinary Supply, Inc., Owens & Minor, Inc., Patterson Companies, Inc. and PSS World Medical, Inc., and (iii) chronic care management companies (referred to as Chronic Care Management Companies) consisting of Healthways, Inc., Matria Healthcare, Inc. and Omnicare, Inc.

The financial information and valuation measurements reviewed by Deutsche Bank included, among other things:

•	total enterprise value (which we call TEV) as of August 24, 2007, calculated as diluted equity value, plus total debt, plus preferred stock, plus minority interest, minus cash and cash equivalents

•	estimated calendar year 2007 (or CY2007E) earnings before interest, taxes, depreciation, and amortization (which we call EBITDA)

•	the ratio of the TEV as of August 24, 2007 to CY2007E EBITDA (or CY2007E TEV/EBITDA)

•	the ratio of the share price as of August 24, 2007 to estimated calendar year 2008 earnings (which we call CY2008E P/E)

Estimates for the Selected Companies were based on IBES consensus estimates. Estimates for us were based on IBES consensus estimates and on management forecasts provided to Deutsche Bank by us.

Deutsche Bank calculated the CY2007E TEV/EBITDA multiples for us and for each of the Selected Companies, as well as the median CY2007E TEV/EBITDA multiples for each of the PBM Companies, the Distributor Companies and the Chronic Care Management Companies. Deutsche Bank similarly calculated the CY2008E P/E multiples for us and for each of the Selected Companies, as well as the median CY2008E P/E

Multiples for each of the PBM Companies, the Distributor Companies and the Chronic Care Management Companies. The following table indicates the comparisons of the median ratios to our ratios based on both IBES estimates and management estimates:

					Median
	Multiples for PolyMedica				Multiples for Selected Companies
	IBES		Management						Chronic Care
	Estimates		Estimates		PBM		Distributors		Mgmt.

CY2007E TEV/EBITDA	13.8	x	12.7	x	13.8	x	11.6	x	11.0	x
CY2008E P/E	19.2	x	17.9	x	20.2	x	17.9	x	19.8	x

Based on the foregoing EBITDA multiples, Deutsche Bank derived a reference range of CY2007E TEV/EBITDA multiples of 10.5x to 13.5x for us, which implied a range of per share values for our common stock of $37.50 to $49.00, relative to the merger consideration of $53.00 per share. Additionally, based on the foregoing P/E multiples, Deutsche Bank derived a reference range of CY2008E P/E multiples of 16.5x to 19.5x for us, which implied a range of per share values for our common stock of $43.00 to $50.50, relative to the merger consideration of $53.00 per share.

Although the Selected Companies were compared to us for purposes of these analyses, Deutsche Bank noted that no Selected Company is identical to us because of differences between the business mix, operations and other characteristics of us and the Selected Companies. In evaluating the Selected Companies, Deutsche Bank made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of us, such as the impact of competition on us and on the industry generally, industry growth and the absence of any adverse material change on the financial condition and prospects of the Company, the industry or the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data derived from the Selected Companies.

Selected Precedent Transaction Analysis.  Deutsche Bank reviewed and compared the proposed financial terms of the merger to corresponding publicly available financial terms for recent precedent transactions that Deutsche Bank deemed generally comparable to the merger. Each of these transactions was publicly announced on or after July 11, 2000 and was selected based on the similarity of the products and services offered and markets served by the target company in each of the transactions. The selected precedent transactions, in order of announcement date, were:

Date Announced	Acquiror	Target

Mail Order Diabetes Transactions
11/17/06	The Jordan Company	Harrington Holdings, Inc.
10/03/05	Warburg Pincus	CCS Medical
PBM/Specialty Pharmacy Transactions
07/02/07	Walgreen Co.	Option Care, Inc.
03/08/07	CVS Corp.	Caremark Rx Inc.(1)
12/18/06	Express Scripts, Inc.	Caremark Rx Inc.(2)
11/01/06	CVS Corp.	Caremark Rx Inc.(3)
07/21/05	Express Scripts, Inc.	Priority Healthcare Corp.
02/23/05	Medco Health Solutions Inc.	Accredo Health Group, Inc.
09/02/03	Caremark Rx Inc.	AdvancePCS
07/11/00	Advance Paradigm, Inc.	PCS Health Systems, Inc.

(1)	Final offer as of March 2007.

(2)	Transaction terminated.

(3)	Initial offer as of November 2006.

For each of the precedent transactions Deutsche Bank derived the ratio of the target’s TEV as of the announcement date of the transaction to the target’s latest twelve-month (referred to as LTM) EBITDA.

Deutsche Bank also calculated the mean and median multiples of TEV to LTM EBITDA for the precedent transactions, as shown in the following table:

	Mail Order Diabetes				PBM/Specialty Pharmacy
	Transactions				Transactions
	Mean		Median		Mean		Median

TEV/LTM EBITDA	9.6	x	9.6	x	13.8	x	14.3

Based on the foregoing, Deutsche Bank derived a reference range of TEV/LTM EBITDA transaction multiples of 13.0x to 17.0x, which implied a range of per share values for our common stock of $40.00 to $52.00, relative to the merger consideration of $53.00 per share.

Discounted Cash Flow Analysis.  Deutsche Bank calculated the discounted cash flow values for us as the sum of (i) the net present values of the estimated future free cash flows that we would generate for the fiscal years 2008 through 2012, plus (ii) a terminal value at the end of that period. The estimated future cash flows were based on our management’s projections. The range of estimated terminal values was calculated by applying terminal value multiples ranging from 10.5x to 13.5x to estimated 2012 EBITDA. The terminal value multiples range was based on the TEV/LTM EBITDA multiples of the Selected Companies. The present value of the free cash flows and terminal values were calculated using discount rates ranging from 9% to 11%. The discount rate ranges were selected by performing weighted average cost of capital (“WACC”) analyses of the Selected Companies. Based on this analysis, and assuming a midpoint WACC of 10%, Deutsche Bank calculated the range of present values of the terminal value as $1,144 million to $1,470 million and the present value of unlevered free cash flows as $247 million. The discounted cash flow analysis resulted in an implied per share value ranging from a low of $48.50 to a high of $59.50.

General.  As described above, Deutsche Bank’s opinion to our Board of Directors was among many factors taken into consideration by our Board of Directors in making its determination to approve the merger agreement and recommend the merger proposal. Such decisions were solely those of our Board of Directors. The opinion of Deutsche Bank was provided to our Board of Directors and does not constitute a recommendation to any person, including the holders of our common stock, as to how such person should vote or act on any matter related to the merger proposal.

Under the terms of Deutsche Bank’s engagement letter, we have agreed to pay Deutsche Bank a fee of $7 million for its services in connection with the merger, $1 million of which will be payable upon the first to occur of the closing of the merger or the date which is 120 days after the date of delivery of the opinion and the balance of which is contingent upon consummation of the merger. In addition, we have also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to us for which it has received compensation, including in 2006, acting as Joint Bookrunner of a public offering of our $180,000,000 aggregate principal amount of convertible subordinated notes due 2011, and currently participating in our revolving credit facility. One or more members of the DB Group have, from time to time, provided investment banking and commercial banking (including extension of credit) services to Medco for which it has received compensation, including currently participating in Medco’s revolving credit facility. Members of the DB Group may, in the future, provide investment and commercial banking services to Medco or us, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Medco or PolyMedica for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

We selected Deutsche Bank as our financial advisor in connection with the merger due to Deutsche Bank’s reputation as an internationally recognized investment banking firm with substantial experience in similar transactions. Deutsche Bank, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Certain Effects of the Merger

If the merger agreement is approved by our shareholders and certain other conditions to the closing of the merger are either satisfied or waived, a wholly-owned subsidiary of Medco created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Medco.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, Medco or any of their respective direct or indirect wholly-owned subsidiaries) will be converted into the right to receive $53.00 in cash, without interest.

In connection with the merger, all outstanding options to purchase shares of our common stock, whether vested or unvested, will be cancelled and each holder of an option, whether or not vested, shall be paid in full satisfaction of such option, an amount of cash equal to the difference, if any, between the $53.00 per share merger consideration and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. All shares of common stock granted subject to vesting or other lapse pursuant to any PolyMedica stock incentive or similar plan will vest and become free of such restrictions.

The benefit of the merger to our shareholders is the right to receive $53.00 in cash, without interest, for each share of our common stock. The detriments are that our shareholders will cease to have ownership interests in PolyMedica or rights as PolyMedica shareholders. Therefore, our shareholders will not participate in any future earnings or growth of PolyMedica and will not benefit from any appreciation in value of PolyMedica. An additional detriment is that our shareholders’ receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is quoted on the NASDAQ Global Select Market under the symbol “PLMD”. As a result of the merger, PolyMedica will be a wholly-owned subsidiary of Medco, the common stock will cease to be quoted on the NASDAQ Global Select Market and there will be no public market for our common stock. In addition, registration of the common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC on account of our common stock.

When the merger becomes effective, the directors and officers of the wholly-owned subsidiary of Medco that will be merged with and into us will be the directors and officers of the surviving corporation. Our Articles of Organization and By-Laws will be amended and restated in their entirety as of the effective time of the merger to be substantially in the forms attached to the merger agreement.

Under the terms of the merger agreement, Medco has generally agreed to cause the surviving corporation to indemnify our current officers and directors for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger, and Medco has generally agreed to provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

Effects on PolyMedica if the Merger is Not Completed

In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on the NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are.

Furthermore, if the merger is not completed, the announcement of the proposed transaction may result in risks associated with diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our Board of Directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee of $52,500,000, plus expenses of up to $6,000,000, to Medco. For a description of the circumstances triggering payment of the termination fee see “Proposal 1 — The Merger Agreement — Expenses and Termination Fee” beginning on page 42 of this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our executive officers and directors have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our Board of Directors to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Our Board of Directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. All interests are described below, to the extent material, and, except as described below, such persons have, to our knowledge, no material interest in the merger that differ from your interests generally.

Stock Options.  Like many of our employees, our directors and officers participate in our stock option programs. The merger agreement provides that at the effective time all outstanding options to purchase shares of our common stock, whether vested or unvested, will be cancelled and each holder of an option, whether or not vested, shall be paid in full satisfaction of such option, an amount of cash equal to the difference, if any, between the $53.00 per share merger consideration and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax.

Based on the number and exercise prices of options held on September 10, 2007 by our executive officers and directors as set forth in the following table, our executive officers and directors will receive the amounts set forth in the table below (before any applicable state and federal withholding taxes) in settlement of their respective options if the merger is completed.

Restricted Stock.  In addition, all shares of common stock granted subject to vesting or other lapse restrictions pursuant to any PolyMedica stock incentive or similar plan, including performance-based restricted shares, granted to our executive officers and directors under our 2000 Stock Incentive Plan, will vest and become free of such restrictions, if any, and the stock will be converted into the right to receive $53.00 per share, the merger consideration, without interest and less applicable withholding taxes. As of September 10, 2007, the following executive officers and directors held shares of restricted common stock, whose vesting will accelerate in connection with the merger, and will receive the amounts set forth in the table below (before any applicable state and federal withholding taxes) in settlement of their respective shares of restricted common stock if the merger is completed. The table below sets forth such outstanding restricted shares and options, assuming a closing of November 2, 2007.

The following table sets forth equity-award payments that will be made to PolyMedica current and past (during the fiscal year ended March 31, 2007) directors and senior members of PolyMedica management if the merger is completed:

					Total Payment
					(Includes Vested
			Shares of	Value of Shares	and Unvested
	Option Shares(1)	Option Payments(1)	Restricted	of Restricted	Options &
Name	(Vested/Unvested)	(Vested/Unvested(2))	Stock(1)	Stock(1)	Restricted Stock)

Non-Employee Directors:
Samuel L. Shanaman	255,000/0	$7,310,700/$0	0	$0	$7,310,700
Marcia J. Hooper	60,250/0	$1,951,295/$0	0	$0	$1,951,295
Walter R. Maupay, Jr.	40,000/0	$1,239,850/$0	0	$0	$1,239,850
Frank W. LoGerfo, M.D.	65,000/0	$2,139,068/$0	0	$0	$2,139,068
Edward A. Burkhardt	35,000/0	$1,035,400/$0	0	$0	$1,035,400
William C. Van Faasen	4,000/0	$87,200/$0	0	$0	$87,200
Alan D. Solomont	0/0	$0/$0	0	$0	$0
James J. Mahoney, Jr.	0/0	$0/$0	0	$0	$0
Krishna G. Palepu	0/0	$0/$0	0	$0	$0
Thomas O. Pyle(3)	0/0	$0/$0	0	$0	$0
Daniel S. Bernstein, M.D.(3)	0/0	$0/$0	0	$0	$0
Employee Director/Executive Officer:
Patrick T. Ryan	390,625/109,375	$8,674,563/$2,383,938	160,813	$8,521,481	$19,579,982
Other Executive Officers:
Stephen C. Farrell	234,657/62,970	$5,205,575/$1,213,456	66,393	$3,518,165	$9,937,196
Keith W. Jones	206,250/93,750	$3,743,438/$1,701,563	66,393	$3,518,165	$8,963,166
Jonathan A. Starr	88,280/24,095	$2,135,704/$459,411	19,057	$1,009,830	$3,604,945
Devin J. Anderson	50,623/17,596	$1,051,760/$341,325	14,890	$$789,021	$2,182,106
All directors (current and past) and executive officers as a group (16 persons)	1,429,685/307,786	$34,574,553/$6,099,693	327,546	$17,356,662	$58,030,908

(1)	Assumes a closing date of November 2, 2007

(2)	All unvested shares will also be cashed out as a result of the merger

(3)	Former director

Severance Provisions in Employment Agreements.  We have previously entered into employment agreements with change in control severance provisions with our five named executive officers.

The respective severance provisions for Mr. Ryan, Mr. Jones, Mr. Farrell and Mr. Anderson provide that if the executive officer is terminated “without cause” or the executive officer terminates his employment for “good reason” within twenty-four months following a “change in control date” (each as defined in the employment agreement), we are required to:

•	pay a severance payment equal to 2.00 (for Mr. Farrell, Mr. Jones and Mr. Anderson) and 2.99 (for Mr. Ryan) times the sum of (x) the executive’s highest base salary during the three-year period immediately preceding the “change in control date” (or during the period the executive was employed by us, if shorter than three years) and (y) 100% (for Mr. Farrell, Mr. Jones and Mr. Anderson) and 150% (for Mr. Ryan) of the executive’s annual target bonus for the year in which the employment terminated;

•	provide continuation of benefits under our health and life insurance plans for eighteen (18) months either directly or by reimbursing the executive; and

•	make a gross-up payment if payments are treated as “excess parachute payments” as defined under Section 280G of the Internal Revenue Code, and such payments equal an amount that is at least equal to (a) 3.3, multiplied by (b) the “base amount” as defined under Section 280G of the Internal Revenue Code, sufficient to pay for any additional tax imposed on the executive pursuant to Section 280G and any additional interest or penalties imposed on the executive with respect to such tax, plus applicable federal, state and local taxes with respect to the gross-up amount.

The severance provision for Mr. Starr provides that, if he is terminated “without cause,” he is entitled to (i) a severance payment equal to 1.5 times the sum of his highest base salary during the three-year period immediately preceding his termination date (or during the period that he was employed by us, if shorter than three years) payable in equal monthly installments over eighteen (18) months, (ii) any deferred compensation, and (iii) continuation of benefits under our health and life insurance plans for eighteen (18) months either directly or by reimbursing the executive. Mr. Starr’s agreement does not include a “good reason” provision, as described above in the other four executive’s agreements.

A “change in control” under these agreements will occur upon consummation of the merger. “Good reason” for the executives to terminate employment under the agreements is generally any reduction in compensation or benefits, loss of title or position, significant diminution of duties and responsibilities or relocation requirement.

Mr. Ryan’s, Mr. Farrell’s, Mr. Jones’ and Mr. Anderson’s agreements provide that each such executive officer, subject to certain limitations, will receive gross-up payments for excise taxes that may be payable under Section 4999 of the Internal Revenue Code, which we refer to as gross-up payments.

It is expected that Mr. Ryan’s and Mr. Anderson’s respective employment agreements will be amended to provide that the severance payments payable under their respective agreements will be paid in 2008 in connection with the closing of the transaction.

Mr. Jones has entered into employment arrangements with Medco, and we anticipate Mr. Starr will enter into employment arrangements with Medco, pursuant to which Mr. Jones and Mr. Starr will receive cash payments and Medco equity compensation, subject to and conditioned upon the closing of the transactions to be effected pursuant to the merger agreement and certain conditions set forth in such employment arrangements, that will supersede the severance provisions in their respective existing PolyMedica employment agreements. If the transactions do not close, and also in the case of Mr. Starr, if he does not enter into such employment arrangements with Medco, the severance provisions in Mr. Jones’ and Mr. Starr’s existing PolyMedica employment agreements will remain in effect.

New Management Arrangements.  Contemporaneously with the execution and delivery of the merger agreement, Mr. Jones and one other non-executive employee entered into employment arrangements with Medco. While these arrangements set forth the terms of Mr. Jones’ and the other employee’s employment following the closing of the transactions, the arrangements do not have a term and provide that Mr. Jones and the other employee will be at-will employees, subject to participation in Medco’s executive severance plan.

We anticipate Mr. Starr will enter into employment arrangements with Medco. The “Cash Payments” information set forth below includes cash retention awards to be paid to Mr. Jones and Mr. Starr by Medco. Medco will also grant restricted stock units to Mr. Jones and Mr. Starr. Mr. Jones will also receive, among other standard employee benefits, an annual base salary and an opportunity for incentive bonus compensation. If Mr. Starr enters into employment arrangements with Medco, we anticipate he will receive similar benefits and anticipate that the described cash award and restricted stock unit grant will be reflected in that arrangement.

Mr. Ryan will be employed by Medco following the closing of the transaction, although no definitive agreement has been entered into with respect thereto. Mr. Anderson will continue to be employed during a transition period following the closing of the transaction.

Cash Payments.  In connection with the closing of the merger, in addition to the amounts that will become payable as described in the “Severance Provisions in Employment Agreements” section above, Medco will make cash payments in connection with the closing of the transaction or, in the case of Mr. Anderson, following completion of the aforementioned transition period. Medco will also make restricted stock unit grants to Mr. Jones and Mr. Starr pursuant to the Medco 2002 Stock Incentive Plan. The award of the cash payments and restricted stock unit grants is contingent upon the signing, prior to the effective time, of a letter prepared by Medco (subject to our review and approval, such approval not to be unreasonably withheld), that includes, among other things, (i) the waiver of rights under such employee’s employment agreement with us and the termination of such existing employment agreement at the effective time and (ii) with respect to Mr. Jones and Mr. Starr, a key employee agreement with Medco. Payment of the awards will also be conditioned upon the employee signing a general release of claims; provided, however, Mr. Ryan, Mr. Farrell and Mr. Anderson will receive their respective severance payments pursuant to the terms of their respective employment agreements, and Mr. Ryan, Mr. Jones and Mr. Anderson will receive gross-up payments pursuant to their respective employment agreements. The cash payment to Mr. Ryan and a portion of the cash payment to Mr. Jones were conditioned upon the closing of an acquisition of a third party by PolyMedica, which acquisition has now closed.

The following table sets forth cash payments and Medco equity payments to which senior members of PolyMedica management will, subject to the conditions described above, be entitled if the merger is completed:

		Unit Value of Medco	Maximum
		Restricted Stock	Gross-Up
Name of Executive	Cash Payments(1)	Units (RSUs)(2)	Payment(3)	Total

Patrick T. Ryan	$9,416,340	$0	$8,455,763	$17,872,103
Stephen C. Farrell	$1,629,544	$0	$0	$1,629,544
Keith W. Jones	$3,129,544	$2,250,000	$3,038,155	$8,417,699
Devin J. Anderson	$1,380,000	$0	$751,904	$2,131,904
Jonathan A. Starr	$100,000	$300,000	$0	$400,000
All executive officers as a group	$15,655,428	$2,550,000	$12,245,822	$30,451,250

(1)	This amount includes severance amounts (including amounts which may be allocable to non-competes and similar restrictions) payable under existing employment agreements as well as cash payments to be made in connection with the transaction.

(2)	RSUs will be valued at the closing Medco stock price on the date of the closing of the merger. Jones’ RSUs will vest in three equal installments on the first, second and third anniversaries of the date of the closing of the merger. Starr’s RSUs will vest 100% on the third anniversary of the date of grant.

(3)	The amounts set forth in this table are before any applicable withholding taxes. The gross-up payments relate to all benefits or compensation payable in connection with a change in control, including without limitation severance payments and payments or accelerated vesting in respect of stock options and restricted stock. The aggregate amount of the gross-up payments is an estimate only and does not take into account the value of restrictive covenants applicable to certain executives and other factors which could potentially affect the amount of such payments.

Deferred Compensation Plan.  We have a 2005 Executive Compensation Plan under which executives may participate. The purpose of this plan is to allow participants to defer a portion of their compensation until a future point in time. Upon a change in control, the full value of the participant’s account shall be distributed as a lump sum to the participant or to his beneficiaries as soon as practicable to the extent permitted under Section 409A of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder.

Directors’ and Officers’ Indemnification and Insurance.  The merger agreement provides that Medco shall cause the surviving corporation to, and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who at or prior to the effective time of the merger is or was an officer or director of us or any of our subsidiaries, against all claims, liabilities and losses in connection with any claims, suits or actions based on or arising out of acts or omissions of such person in his or her capacity as an officer or director of us or any of our subsidiaries or taken at the request of us or our subsidiaries at or at any time prior to the effective time of the merger.

The merger agreement further provides that we will and, if we are unable to, Medco will use its reasonable best efforts to cause the surviving corporation to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger. If the “tail” insurance is not obtained for the six-year period commencing immediately after the effective time of the merger, Medco will maintain in effect for a period of six years following the effective time of the merger our current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger for the benefit of the indemnified persons on terms, and in an amount, not less favorable to such individuals than those of our policy in effect as of the date of the merger agreement.

Appraisal Rights

The Massachusetts legislature adopted the Massachusetts Business Corporation Act, which we refer to as the MBCA, in July 2004, which repealed and replaced the Massachusetts Business Corporation Law, including the provisions related to appraisal rights.

General.  Section 13.02(a)(1) of the MBCA generally provides that shareholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger, but an exemption set forth in Section 13.02(a)(1)(A) of the MBCA provides that shareholders are not entitled to appraisal rights in transactions similar to the merger where cash is the sole consideration received by the shareholders. However, in the event that certain persons or entities are determined to have a direct or indirect material financial interest in the merger for purposes of the MBCA, this exemption would be inapplicable with respect to the merger. Accordingly, if such a determination were made, PolyMedica shareholders may be entitled to appraisal rights under Massachusetts law.

PolyMedica does not believe that holders of PolyMedica common stock are entitled to appraisal rights in connection with the merger because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the merger other than in their capacity as a shareholder of PolyMedica or a director, officer, employee or consultant of PolyMedica pursuant to a bona fide arrangement with PolyMedica. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this Proxy Statement, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled.

Notice of Intent and Demand for Payment.  Any holder of PolyMedica common stock wishing to seek appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	Before the vote to approve the merger agreement is taken, a PolyMedica shareholder electing to exercise his or her appraisal rights must deliver to PolyMedica written notice of such shareholder’s intent to demand payment for his or her shares if the merger is completed. The written notice should be delivered to Devin Anderson, Secretary, PolyMedica Corporation, 701 Edgewater Road, Suite 360, Wakefield, Massachusetts 01880. PolyMedica recommends you send your notice by registered or certified mail, return receipt requested; and

•	A PolyMedica shareholder electing to exercise his or her appraisal rights must not vote in favor of the proposal to approve the merger agreement. If a shareholder returns a signed proxy but does not specify a vote against the proposal to approve the merger agreement or a direction to abstain, the proxy will be voted for the merger agreement, which will have the effect of waiving that shareholder’s appraisal rights.

Generally, a shareholder may assert appraisal rights only if the shareholder seeks them with respect to all of the holder’s shares of stock. A shareholder of record for more than one beneficial shareholder may assert appraisal rights with respect to fewer than all the shares registered in such shareholder’s name as holder of record, provided that such shareholder asserts appraisal rights with respect to all shares owned by each such beneficial shareholder and notifies PolyMedica in writing of the name and address of each beneficial shareholder on whose behalf such shareholder is asserting appraisal rights. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Any shareholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission.

Accounting Treatment

We expect that the merger will be accounted for by Medco using the purchase method of accounting, in accordance with generally accepted accounting principles. This means that Medco will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash under the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All shareholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock, who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any shareholder who, for U.S. federal income tax purposes, is not a U.S. holder.

For U.S. federal income tax purposes, the merger will be treated as a taxable sale or exchange of our common stock for cash by each of our shareholders. Accordingly, the U.S. federal income tax consequences to a shareholder receiving cash in the merger will generally be as follows:

•	In general, the shareholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the shareholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of our common stock surrendered at the effective time of the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in connection with the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for U.S. federal income tax purposes in excess of one year at the time such common stock is surrendered. Long-term capital gains of individuals may be eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (i) fails to provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (ii) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s U.S. federal income tax returns, or (iii) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Shareholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF OUR COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER.

Regulatory Approvals

The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. On September 5, 2007, PolyMedica and Medco each filed its Notification and Report Form and the applicable waiting period expired at 11:59 p.m. on October 5, 2007.

Except as noted above with respect to the required filings under the HSR Act and the filing of articles of merger in Massachusetts at or before the effective time of the merger, we are not aware of any other material government or regulatory requirements or approvals required for the completion of the merger.

Past Contacts, Transactions or Negotiations

During the quarter ended September 30, 2006, PolyMedica entered into an agreement with Medco whereby Medco provides PolyMedica with pharmacy fulfillment services. The integration of Medco’s services pursuant to this agreement was substantially complete as of March 31, 2007. We expect the pharmacy fulfillment services to reduce our need to invest significant capital resources in dispensing certain medications. PolyMedica also agreed to work with Medco to develop ways to serve and improve outcomes for our respective diabetes patients. It is anticipated that these arrangements would be amended in the event the acquisition by Medco is effected.

Also during the quarter ended September 30, 2006, PolyMedica entered into an agreement with Medco whereby PolyMedica serves as a supplier of diabetes testing supplies to those Medco beneficiaries that are eligible to receive Medicare benefits. PolyMedica began providing services to Medco pursuant to this agreement on April 2, 2007.

Finally, PolyMedica has been a participating pharmacy within Medco’s prescription drug plans since October 31, 2006.

Litigation

On August 29, 2007, James F. Groen filed a purported class action complaint in the Massachusetts Superior Court, Civil Action No. 07-3352, against PolyMedica, our directors, Medco and Macq Corp. The complaint alleges that the directors breached their fiduciary duties and that PolyMedica, Medco and Macq Corp. aided and abetted the alleged breach of fiduciary duty. The complaint seeks, among other relief, class certification of the lawsuit, a declaration that the merger agreement is unlawful and unenforceable, an order enjoining the proposed transaction, compensatory damages to the putative class, and an award of attorneys’ and experts’ fees to the plaintiff. On September 27, 2007, Groen served a First Amended Purported Class Action Complaint, C.A. No. 07-3352. The amended complaint repeats the allegations of the original complaint and adds claims alleging that the individual defendants breached their fiduciary duties by disseminating allegedly misleading statements in the proxy statement regarding, among other things, the sale process and the analyses prepared by PolyMedica’s financial advisors, and that PolyMedica and the Medco defendants aided and abetted those breaches of duty.

Also, on September 10, 2007, Ronald Charles White filed a purported class action complaint in the Massachusetts Superior Court, Civil Action No. 07-03509, against PolyMedica and our directors. The complaint alleges that the directors breached their fiduciary duties to PolyMedica’s shareholders and that PolyMedica directly breached and/or aided and abetted the alleged breach of fiduciary duty. The complaint seeks, among other relief, class certification of the lawsuit, an order enjoining the proposed transaction, an order rescinding the merger in the event the transaction is consummated or awarding rescissory damages, and an award of attorneys’ and experts’ fees to the plaintiff.

Finally, on September 12, 2007, Steve Hill filed a purported class action complaint in the Massachusetts Superior Court, Civil Action No 07-3527, against PolyMedica, our directors, Medco and Macq Corp. The complaint alleges that the directors breached their fiduciary duties of care, good faith and loyalty, that the directors and PolyMedica breached their fiduciary duty of disclosure, and that all defendants aided and abetted the directors’ alleged breach of fiduciary duty. The complaint seeks, among other relief, class certification of the lawsuit, an order enjoining the proposed transaction under the present terms and requiring defendants to make full and fair disclosure of the proposed transaction, an order rescinding the merger in the event the transaction is consummated, and an award of attorneys’ and experts’ fees to the plaintiff.

The parties to the above referenced purported class actions have preliminarily agreed to settle the actions. In accordance with that agreement, certain additional and amended disclosures have been included in this proxy statement. The proposed settlement of these actions is subject to, among other things, the execution of final documentation and court approval. Upon final approval of the settlement, the pending actions shall be dismissed with prejudice.

Anti-Takeover Considerations

We are subject to the provisions of Chapter 110C of the Massachusetts General Laws, entitled “Regulation of Take-Over Bids in the Acquisition of Corporations.” Under Chapter 110C, no offeror may make a “take-over bid” for the stock of a “target company” without publicly announcing the terms of the bid, filing certain information with the Secretary of the Commonwealth of Massachusetts and the target company and paying a fee to the Secretary of the Commonwealth. The Secretary of the Commonwealth may hold a hearing to determine if adequate disclosure has been made and if the take-over bid is fair. A “target company” is defined as any Massachusetts corporation, or any corporation with its principal place of business in Massachusetts, whose securities are or are to be the subject of a “take-over bid.” We qualify as a target company. A “take-over bid” is defined as any acquisition or offer to acquire stock of a target company where, after such acquisition, the offeror and its affiliates will be the beneficial owner directly or indirectly of more than 10% of a class of the target company’s stock. However, a “take-over bid” does not include any bid to which the target company’s Board of Directors consents, if the Board of Directors has recommended the acceptance of the bid and the terms thereof to the shareholders. For purposes of Chapter 110C, our Board of Directors specifically approved and consented to the merger and recommended the acceptance of the terms thereof to our shareholders. Therefore, the merger is not a “take-over bid” under Chapter 110C.

Chapter 110D of the Massachusetts General Laws, which is entitled “Regulation of Control Share Acquisitions,” provides, in general, that any shareholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the shareholders of the corporation so authorize. However, Chapter 110D permits a corporation to provide in its articles of organization or by-laws that the provisions of the chapter shall not apply to control share acquisitions of such corporation. As permitted by Chapter 110D, the PolyMedica By-Laws expressly state that Chapter 110D shall not apply to control share acquisitions of PolyMedica, and therefore, the merger is exempt from the provisions of Chapter 110D.

We are also subject to the provisions of Chapter 110F of the Massachusetts General Laws, the so-called “Business Combination Statute.” Under Chapter 110F, a Massachusetts corporation with over 200 stockholders, such as us , may not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of our outstanding voting stock (excluding shares held by certain of our affiliates) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and at a meeting of the stockholders by the holders of at least two-thirds of our outstanding voting stock (excluding shares held by the interested stockholder). An “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of our outstanding voting stock. A “business combination” includes a merger, a stock or assets sale, and other transactions resulting in a financial benefit to the stockholder. Our Board of Directors approved the merger, exempting the merger from the provisions of Chapter 110F.

PROPOSAL 1 — THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the MBCA, at the effective time of the merger, a wholly-owned subsidiary of Medco created solely for the purpose of engaging in the transactions contemplated by the merger agreement, referred to as Macq Corp., will merge with and into us. The separate corporate existence of Macq Corp. will cease, and we will continue as the surviving corporation and will become a wholly-owned subsidiary of Medco.

Effective Time of the Merger

The merger will become effective upon the filing of the articles of merger with the Secretary of the Commonwealth of Massachusetts or at such later time as is agreed upon by Medco, Macq Corp. and us. The closing of the merger will occur on a date specified by Medco, Macq Corp. and us, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived unless otherwise agreed by Medco, Macq Corp. and us. Although we expect to complete the merger no later than the second business day after the special meeting of our shareholders, we cannot specify when, or assure you that, Medco, Macq Corp. and we will satisfy or waive all conditions to the merger.

Directors and Officers of the Surviving Corporation

The directors and officers of Macq Corp. immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

Articles of Organization and By-Laws of PolyMedica

At the effective time of the merger, our Articles of Organization and By-Laws will be amended and restated in their entirety to be substantially in the forms attached to the merger agreement.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than shares owned by Medco or Macq Corp., will be converted into the right to receive $53.00 per share in cash, without interest. Shares of our common stock owned by Medco or Macq Corp. will be cancelled without any payment. Our shareholders will receive the merger consideration after exchanging their PolyMedica stock certificates in accordance with the instructions that will be sent with the letter of transmittal to be sent to our shareholders shortly after completion of the merger. The price of $53.00 per share was determined through arm’s-length bidding and negotiations between Medco and us.

Medco, the surviving corporation and the paying agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Effect on Stock Options and Restricted Common Stock

At the effective time, all options outstanding immediately prior to the effective time that represent the right to acquire shares of our common stock granted under our stock plans will be cancelled and each holder of an option, whether or not vested, will be paid in full satisfaction of such option, a cash amount equal to the option consideration for each share of our common stock then subject to the option, including any such shares as to which the option has not vested. For purposes of the merger agreement, “option consideration” means, with respect to any share of our common stock issuable under a particular option, an amount equal to the excess, if any, of (i) $53.00 in cash, without interest and less any applicable withholding tax over (ii) the exercise price payable in respect of such share of our common stock issuable under such option.

Each share of our common stock outstanding immediately prior to the effective time, subject to vesting or other lapse restrictions granted under our stock plans will be converted as of the effective time into the right to receive $53.00 in cash, without interest and less any applicable withholding tax. For more information as it relates to the stock options and shares of restricted common stock held by PolyMedica’s directors and executive officers, please see “The Merger — Interests of our Directors and Executive Officers in the Merger.”

Payment Procedures

Prior to the effective time of the merger, Medco will designate a bank or trust company reasonably acceptable to us to act as the paying agent under the merger agreement and Medco will deposit with the paying agent cash in an amount equal to the aggregate cash consideration payable in the merger. As soon as practicable following the effective time of the merger, but in no event later than five business days following the effective time, the paying agent will mail to each holder of record of our common stock a letter of transmittal and instructions for use in effecting the surrender of the stock certificate(s) representing shares of our common stock in exchange for cash. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon actual delivery of the certificates to the paying agent. You should not return your stock certificate(s) with the enclosed proxy. Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent $53.00 in cash, without interest and less any applicable withholding taxes, for each share represented by the stock certificate, and the certificate surrendered will be cancelled.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock will be deemed to represent only the right to receive $53.00 in cash per share represented by such certificate less any applicable withholding taxes. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of our common stock.

In the event of a transfer of ownership of our common stock that is not registered in our records, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer and is accompanied by all documents required to evidence such transfer; and

•	the person requesting such payment either:

•	pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate; or

•	establishes to the satisfaction of the surviving corporation that the tax has been paid or is not applicable.

The surviving corporation may request the paying agent to deliver to it any funds undistributed to our shareholders at any time following the six-month anniversary of the effective time of the merger. Any holders of PolyMedica share certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to either Medco or the surviving corporation for payment of the merger consideration to which they are entitled. Any merger consideration remaining unclaimed when it would otherwise escheat to or become property of any governmental authority will be forfeited to Medco.

If any PolyMedica share certificate has been lost, stolen or destroyed, upon the making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if required by the surviving corporation, the posting of a bond by such person in such reasonable amount as Medco may direct as indemnity against any claim that may be made with respect to that certificate, the paying agent will deliver to such person the merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

Share certificates should not be surrendered by our shareholders before the effective time of the merger and should be sent only pursuant to instructions that will be sent with in the letter of transmittal to our shareholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock will be paid in full satisfaction of all rights relating to the shares of our common stock.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	holders of at least two-thirds of the outstanding shares of our common stock must have voted to approve the merger agreement;

•	the waiting period applicable to the consummation of the merger under the HSR Act must have expired or been terminated; and

•	the absence of any law enacted, promulgated, issued, entered, amended or enforced by any governmental authority making the merger illegal or otherwise preventing or prohibiting the consummation of the merger.

Medco’s and Macq Corp.’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties set forth in the merger agreement regarding (i) capitalization, (ii) authority, (iii) material contracts, (iv) state takeover laws, and (v) the Shareholders’ Rights Agreement must be true and correct in all material respects at the time made and as of the closing date;

•	all of our other representations and warranties must be true and correct as of the closing date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (ii) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us, with certain exceptions;

•	we must have performed in all material respects our covenants and agreements contained in the merger agreement required to be performed on or prior to the closing date of the merger;

•	our delivery to Medco at closing of a certificate as to the matters discussed in the immediately prior three bullet points signed by an officer of PolyMedica; and

•	since the date of the merger agreement, there shall have not occurred a material adverse effect on PolyMedica.

Our obligation to complete the merger is also subject to the following conditions:

•	the representations and warranties of Medco and Macq Corp. set forth in the merger agreement must be true and correct as of the closing date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (ii) where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Medco, with certain exceptions;

•	Medco and Macq Corp. must have performed in all material respects their respective covenants and agreements contained in the merger agreement required to be performed on or prior to the closing date of the merger; and

•	Medco’s delivery to us at closing of a certificate as to the matters discussed in the immediately prior two bullet points signed by an officer of Medco.

Material Adverse Effect

The merger agreement defines material adverse effect as any change, circumstance, event, occurrence or effect that has occurred that, when taken together with all other adverse changes, circumstances, events, occurrences or effects that have occurred, is or is reasonably likely to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of us and our subsidiaries taken as a whole, except to the extent resulting from (i) (A) the general economic conditions in the United States or any change in any United States federal or state statute, rule or regulation or any change in Medicare, Medicaid or other governmental healthcare reimbursement policy, or (B) the commencement, continuation or escalation of a war or a material act of terrorism; provided that with respect to clauses (i)(A) and (i)(B), such changes, circumstances, events, occurrences or effects do not adversely affect us and our subsidiaries in a meaningfully disproportionate manner as compared to other companies of similar size in such industries in which we and our subsidiaries operate; (ii) resulting from or attributable to any loss of, or adverse change in, the relationship of us with our customers, employees or suppliers that was proximately caused by the announcement of the merger agreement or the consummation of the merger agreement and the transactions contemplated by the merger agreement or (iii) any decline in the market price or change in trading volume of our capital stock or any failure to meet publicly announced revenue or earnings projections (it being understood that the underlying cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself or themselves, a material adverse effect and may be taken into consideration when determining whether there has occurred a material adverse effect).

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger Medco will cause the surviving corporation to, and the surviving corporation will (i) indemnify and hold harmless, each individual who at or prior to the effective time of the merger is or was a director or officer of us or any of our subsidiaries, whom we refer to as the indemnified persons, against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any claim, suit, action, proceeding or investigation based on or arising out of (A) the fact that such indemnified person was a director or officer of us or any of our subsidiaries or (B) acts or omissions of such indemnified person in his or her capacity as a director, officer, employee or agent of us or any of our subsidiaries or taken at the request of us or our subsidiaries at or at any time prior to the effective time of the merger to the fullest extent permitted by the MBCA and (ii) assume all obligations of us and our subsidiaries to the indemnified persons as provided in the Articles of Organization, By-Laws, other organizational documents or certain indemnification agreements of us and our subsidiaries in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger, which continue in full force and effect in accordance with their respective terms. Medco or the surviving corporation will have the right to assume the defense of indemnification related claims under the indemnification section of the merger agreement.

The merger agreement further provides that we will and, if we are unable to, Medco will use its reasonable best efforts to cause the surviving corporation to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger. If the “tail” insurance is not obtained for the six-year period commencing immediately after the effective time of the merger, Medco will maintain in effect for a period of six years following the effective time of the merger our current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger for the benefit of the indemnified persons on terms, and in an amount, not less favorable to such individuals than those of our policy in effect as the date of the merger agreement. However, if during the six year period the aggregate premiums for such insurance exceed 300% of the current aggregate annual premium, then Medco will provide a directors’ and officers’ insurance policy for the indemnified persons with the best coverage then available at an annual premium of 300% of the current aggregate annual premium.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approval of our shareholders has been obtained, the merger agreement may be terminated:

•	by mutual written consent of us and Medco;

•	by either us or Medco, if:

•	the merger is not consummated on or before the 150th day following the date of the merger agreement provided that if approval pursuant to the HSR Act is not obtained on or before the 150th day following the date of the merger agreement but all other conditions have been satisfied or shall be capable of being satisfied, then such date shall be extended to the 180th day following the date of the merger agreement, and, provided, further, that a party may not terminate the merger agreement if the merger is not timely consummated primarily due to such party’s failure to perform its obligations under the merger agreement;

•	any law enacted, promulgated, issued, entered, amended or enforced by any governmental authority making the merger illegal or otherwise preventing or prohibiting the consummation of the merger becomes final and non-appealable, provided that the party so terminating the merger agreement shall have complied with the reasonable best efforts provisions of the merger agreement; or

•	our shareholders fail to approve the merger agreement at the shareholders meeting duly convened therefore or at any adjournment or postponement thereof, or the number of shares of our common stock represented in person or by proxy at our shareholders meeting or any adjournment or postponement is less than the minimum number of shares of our common stock necessary to constitute a quorum for the transaction of business at our shareholders meeting;

•	by us, if:

•	Medco breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a closing conditions and cannot be cured or is not cured in all material respects within 30 days after written notice thereof was received by Medco; or

•	we enter into a definitive acquisition agreement providing for a superior proposal in compliance with certain non-solicitation provisions and pay a termination fee;

•	by Medco, if:

•	we breach or fail to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of closing conditions set forth in the merger agreement and which cannot be cured by the 150th day following the date of the merger agreement, or, if curable, has not been cured in all material respects prior to the earlier to occur of (x) the 150th day following the date of the merger agreement and (y) the date that is 30 days after written notice thereof was given to us;

•	our Board of Directors (A) (i) withholds, withdraws, qualifies or modifies, or proposes publicly to withhold, withdraw, qualify or modify, in a manner adverse to Medco or Macq Corp., the unanimous recommendation of our Board of Directors that our shareholders adopt the merger agreement, (ii) approves or recommends or proposes publicly to approve or recommend, any transaction involving a takeover proposal, or (iii) causes us to enter into an acquisition agreement with respect to a qualifying takeover proposal offered by a third party, or (B) either (i) we fail to duly notice, convene and hold our shareholders meeting prior to the required time, or (ii) the minimum number of shares of our common stock necessary to constitute a quorum for the transaction of business is represented in person or by proxy at our shareholders meeting, and we fail to take a vote of shareholders on the merger and the merger agreement at such shareholders meeting, or (C) at any time following receipt of a takeover proposal, our Board of Directors fails to reaffirm our board recommendation as promptly as practicable after receipt of any written request to do so from Medco; or

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of our common stock is publicly disclosed (other than by Medco or an affiliate of Medco) and our Board of Directors either recommends that our shareholders tender their shares in such tender offer or exchange offer or fails prior to the earlier of (i) the date prior to the date of the stockholders meeting and (ii) ten business days after the commencement of such tender offer or exchange offer to unequivocally recommend that our shareholders not tender their shares in such tender offer or exchange offer.

Expenses and Termination Fee

•	Expenses. With limited exceptions, the parties to the merger agreement will bear their respective costs and expenses incurred in connection with the merger agreement, whether or not the merger is consummated.

•	Termination Fee. We will be required to pay (i) termination fees equal to $52,500,000 and (ii) Medco fees and expenses not to exceed $6,000,000:

•	If Medco exercises its right to terminate the merger agreement because our Board of Directors (A) (i) withholds, withdraws, qualifies or modifies, or proposes publicly to withhold, withdraw, qualify or modify, in a manner adverse to Medco or Macq Corp., the unanimous recommendation of our Board of Directors that our shareholders adopt the merger agreement, (ii) approves or recommends or proposes publicly to approve or recommend, any transaction involving a takeover proposal, or (iii) causes us to enter into an acquisition agreement with respect to a financially superior takeover proposal offered by a third party, or (B) either (i) we fail to duly notice, convene and hold our shareholders meeting prior to the required time, or (ii) the minimum number of shares of our common stock necessary to constitute a quorum for the transaction of business is represented in person or by proxy at our shareholders meeting, and we fail to take a vote of shareholders on the merger and the merger agreement at such shareholders meeting, or (C) at any time following receipt of a takeover proposal, our Board of Directors fails to reaffirm our board recommendation as promptly as practicable after receipt of any written request to do so from Medco.

•	If Medco exercises its right to terminate the merger agreement because a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of our common stock is publicly disclosed (other than by Medco or an affiliate of Medco) and our Board of Directors either recommends that our shareholders tender their shares in such tender offer or exchange offer or fails prior to the earlier of (i) the date prior to the date of the stockholders meeting and (ii) ten business days after the commencement of such tender offer or exchange offer to unequivocally recommend that our shareholders not tender their shares in such tender offer or exchange offer.

•	If Medco is entitled to terminate the merger agreement pursuant to the immediately prior two bullet points and we exercise our right to terminate the merger agreement because either (x) the merger is not consummated on or before the 150th day following the date of the merger agreement, provided that if approval pursuant to the HSR Act is not obtained on or before the 150th day following the date of the merger agreement but all other conditions have been satisfied or shall be capable of being satisfied, then such date shall be extended to the 180th day following the date of the merger agreement, and, provided, further, that a party may not terminate the merger agreement if the merger is not timely consummated primarily due to such party’s failure to perform its obligations under the merger agreement, or (y) our shareholders fail to approve the merger agreement at the shareholders meeting duly convened therefor or at any adjournment or postponement thereof, or the number of shares of our common stock represented in person or by proxy at our shareholders meeting or any adjournment or postponement is less than the minimum number of shares of our common stock necessary to constitute a quorum for the transaction of business at our shareholders meeting.

•	If (A) (i) either we or Medco exercise our right to terminate the merger agreement as described in the immediately prior bullet point or Medco exercises its right to terminate this Agreement because (x) we breach or fail to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of closing conditions set forth in the merger agreement and which cannot be cured by the 150th day following the date of the merger agreement, or, if curable, has not been cured in all material respects prior to the earlier to occur of (1) the 150th day following the date of the merger agreement and (2) the date that is 30 days after written notice was given to us and (ii) prior to such termination we or any of our subsidiaries receive an “alternative proposal” (or an alternative proposal or an intention to make an alternative proposal has been publicly announced), and (B) within twelve months after the termination of the merger agreement as described in the immediately prior bullet point, we consummate any alternative proposal or enter into an acquisition agreement relating to any alternative proposal and subsequently consummate such acquisition proposal within eighteen months after termination of the merger agreement. If the actions described in clause (A) of the immediately preceding sentence take place, we will pay Medco’s expenses of up to $6,000,000 within five business days of Medco’s demand. An “alternative proposal” means, other than the transaction to be effected pursuant to the merger agreement, any offer or proposal with respect to (a) a merger, consolidation, business combination, reorganization, recapitalization, joint venture, liquidation, dissolution or similar transaction involving us pursuant to which our shareholders immediately prior to such transaction would own less than 75% of the voting equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) any purchase or other acquisition of 50% or more of our consolidated assets or (c) any purchase or other acquisition (by tender offer, exchange offer or otherwise) of 50% or more of our outstanding voting equity securities.

•	If we exercise our right to terminate the merger agreement by entering into a definitive acquisition agreement providing for a superior proposal.

No Solicitation of Competing Proposals

Under the merger agreement, we and our representatives may not, except as described in the next paragraph, (i) solicit, initiate, cause, encourage, or knowingly take any other action to facilitate, the making of any inquiry, proposal or offer from any party (other than Medco and its subsidiaries), directly or indirectly, whether in one transaction or a series of transactions, relating to any (A) direct or indirect acquisition of assets of us and our subsidiaries (including securities of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of our consolidated assets or to which 20% or more of our revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition of 20% or more of our outstanding common stock, (C) tender offer or exchange offer that if consummated would result in any party beneficially owning 20% or more of our outstanding common stock or (D) merger, consolidation, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution, reorganization or similar transaction involving us, in each case, other than the transactions to be effected pursuant to the merger agreement, that may reasonably be expected to lead to a takeover, which we collectively refer to as a takeover proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any non-public information in connection with, any takeover proposal or any inquiry, offer or proposal that may reasonably be expected to lead to a takeover proposal.

Notwithstanding the foregoing, however, at any time prior to obtaining approval of the merger from our shareholders, we may, in response to an unsolicited takeover proposal: (i) furnish information with respect to us and our subsidiaries to the person making a bona fide takeover proposal providing for the acquisition of more than 50% of the consolidated assets or total voting power of our equity securities and (ii) participate in discussions or negotiations with the person making such a takeover proposal. Prior to providing any such information or participating in any such discussions or negotiations, however, our Board of Directors, after consultation with its independent financial advisors, must determine in good faith that (x) such takeover proposal constitutes or is reasonably likely to result in a “superior proposal” and (y) that failure to take such action would result in a reasonable probability that our Board of Directors would breach its fiduciary duties under applicable law. For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written proposal or offer to acquire more than 50% of our equity securities or all or substantially all of our assets and our subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which our Board of Directors determines in good faith (after consultation with outside legal counsel and a financial advisor of national reputation and in light of all relevant circumstances), to be more favorable to our shareholders, from a financial point of view, than the merger with Medco.

If prior to obtaining the approval of the merger from our shareholders, our Board of Directors makes a determination that (i) it has received a superior proposal (and it remains a superior proposal after Medco has had an opportunity to increase its price) and (ii) failure to take such action would result in a reasonable probability that our Board of Directors would breach its fiduciary duties under applicable law, our Board of Directors may cause us to enter into an agreement with respect to such superior proposal and concurrently pay the termination fee discussed above.

Except as described in the two immediately preceding paragraphs, our Board of Directors may not (i)(A) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Medco or Macq Corp., the unanimous recommendation of our Board of Directors that our shareholders adopt the merger agreement or (B) approve or recommend or propose publicly to approve or recommend, any transaction involving a takeover proposal or (ii) approve, authorize, permit or cause us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement with respect to any takeover proposal.

Representations and Warranties

The merger agreement contains representations and warranties that we, Medco and Macq Corp. made to, and solely for the benefit of, each other. The representations and warranties expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. While we do not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior specified date, (ii) in some cases they are subject to a material adverse effect standard or other materiality and knowledge qualifiers and (iii) they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Our representations and warranties relate to, among other things:

•	due organization, valid existence and good standing;

•	approval of the merger agreement and power and authorization to enter into the transactions contemplated by the merger agreement;

•	our subsidiaries;

•	our capitalization;

•	the required vote of our shareholders to approve the merger agreement and transactions contemplated by the merger agreement;

•	the binding effect of the merger agreement;

•	governmental approvals with respect to the merger agreement and the transactions contemplated thereby;

•	compliance with laws and our possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities to conduct business;

•	our Securities and Exchange Commission filings since January 1, 2005;

•	the absence of liabilities, other than as set forth on our March 31, 2007 balance sheet, ordinary course liabilities, liabilities expressly contemplated by the merger agreement or liabilities that would not reasonably be expected to have a material adverse effect;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	the absence of certain changes since March 31, 2007, including the absence of a material adverse effect;

•	the absence of litigation or outstanding court orders against us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	our intellectual property;

•	taxes, environmental matters and certain specified types of contracts;

•	our receipt of an opinion in connection with this merger from Deutsche Bank Securities Inc., our financial advisor;

•	the absence of undisclosed broker’s fees;

•	nonexistence of shareholders’ rights agreements;

•	the inapplicability of certain state statutes;

•	disclosure of transactions with related parties;

•	agreements with change of control provisions that would be triggered by the transactions contemplated by the merger agreement;

•	regulatory compliance;

•	our compliance with certain ethical conduct; and

•	our insurance policies.

In addition, the merger agreement contains representations and warranties made by Medco and Macq Corp. to us as to, among other things, their organization and standing, corporate power and authority, governmental approvals, information supplied to us for inclusion in this proxy statement, ownership and operation of Macq Corp., the availability of capital resources to consummate the merger and the absence of undisclosed broker’s or similar fees.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of PolyMedica” and “Representations and Warranties of Medco and Macq Corp.” in Annex A attached to this proxy statement.

Covenants Under the Merger Agreement

The merger agreement contains certain covenants that we, Medco and Macq Corp. made to, and solely for the benefit of, each other. Certain of the covenants embodied in the merger agreement are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. The disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information.

Conduct of Our Business.  We have agreed in the merger agreement that, until the effective time of the merger, unless Medco otherwise consents, we will use our reasonable best efforts to, and we will cause our subsidiaries to use their reasonable best efforts to:

•	conduct our business in all material respects in the ordinary course consistent with past practice;

•	preserve intact our present business organizations;

•	keep available the services of our present executive officers and key employees;

•	preserve our relationships with governmental authorities and persons having significant business dealings with us; and

•	take no action which would adversely affect or delay in any material respect the ability of either us or Medco to obtain any necessary approvals of any governmental authority required for completion of the merger.

In addition, we have agreed that, subject to certain exceptions, until the effective time of the merger, neither we nor any of our subsidiaries will:

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our or our subsidiaries’ capital stock or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our or our subsidiaries’ capital stock, or any rights, warrants or options to purchase any shares of our or our subsidiaries’ capital stock or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our or our subsidiaries’ capital stock or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire any of our or our subsidiaries’ outstanding shares of capital stock, other than options or shares to our restricted stock pursuant to certain arrangements and disclosed on our disclosure schedules;

•	declare, set aside, make or pay any dividend on, or make any other distribution in respect of, any shares of our or our subsidiaries’ capital stock;

•	split, combine, subdivide or reclassify any shares of our capital stock;

•	enter into or modify any agreement with respect to the voting of our or our subsidiaries’ capital stock;

•	amend any material term of our or our subsidiaries’ securities;

•	incur any indebtedness or guarantee any indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of us or our subsidiaries, other than amounts not in excess of $100,000 in the aggregate outstanding at any time and other than borrowings in the ordinary course of business pursuant to existing lines of credit;

•	make any loans or advances to, or investment in, any person in excess of $1,000,000 in the aggregate other than loans or advances between any of our subsidiaries or between us and any of our subsidiaries and advances of reasonable and customary expenses made to officers, directors and employees pursuant to existing indemnification obligations in compliance with applicable laws;

•	create or incur any lien other than permitted liens which arise in the ordinary course of business consistent with past practice;

•	sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, otherwise dispose of, or agree to sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any of our material properties, assets, licenses, operations, rights, product lines, businesses or interests therein;

•	let lapse, abandon or cancel any material intellectual property owned by us or our subsidiaries;

•	make capital expenditures in excess of $250,000 in the aggregate which are not budgeted for in the our current business plan as disclosed in the disclosure schedules;

•	make any acquisition (including by merger) of the capital stock or assets (except for ordinary course purchases of inventory or similar goods) of any other person;

•	mortgage or pledge any of our material assets or properties;

•	merge or consolidate with any other entity in any transaction;

•	form or commence the operations of any business or any corporation, partnership, limited liability company, joint venture, business association or other business organization or division thereof that would be material to us and our subsidiaries as a whole;

•	increase the salary, bonus or compensation of any of our or our subsidiaries’ directors, officers or employees except for normal increases as a result of promotions of non-officer employees in each case in the ordinary course of business and consistent with past practices or as required by applicable law, or make any other change in employment terms for any such person to a position that is an officer;

•	pay any bonus to any director, officer or employee; except that if the effective time of the merger is after March 30, 2008, we may pay bonuses to the extent earned and accrued and in accordance with benefit plans;

•	enter into any new, or amend any existing, employment agreement, severance agreement or other contract that would result in any payment or benefit to, any of our directors, officers or employees or enter into any new, or amend any of our existing benefit plans;

•	change any actuarial or other assumptions used to calculate funding obligations with respect to any of our existing benefit plans or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or forgive any loans to our directors, officers or employees;

•	make or change any tax election, request any private letter ruling or similar tax determination letter, enter into any closing agreement or settle or compromise any tax liability involving amounts in excess of $100,000 in the aggregate, other than in the ordinary course of business;

•	make any changes in financial or tax accounting methods, principles or practices;

•	amend our articles of organization or our bylaws or the organizational documents of our subsidiaries;

•	enter into, amend or cancel any lease of real property with annual payment obligations in excess of $250,000;

•	other than in the ordinary course of business, enter into, amend or cancel any material contract or material intellectual property contract or contract that would be a material contract if entered into as of the date of the merger agreement;

•	pay, settle, discharge or satisfy any claims in litigation involving amounts in excess of $100,000 or involving injunctive relief;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	take any action or omit to take any action that is reasonably likely to result in any of the termination conditions regarding the merger; and

•	agree to take any of the actions listed above.

Other Covenants.  The merger agreement contains a number of mutual covenants, which subject to certain exceptions, obligate us and Medco to:

•	use reasonable best efforts to as promptly as practicable take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary to cause the conditions to effecting the merger to be satisfied as promptly as practicable and to consummate and make effective, as promptly as practicable, the transaction;

•	use reasonable best efforts to obtaining approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party reasonably necessary to consummate the transactions;

•	use reasonable best efforts to obtain all approvals, consents, authorizations or other confirmations from any third party in connection with any contract to which we or any of our subsidiaries are a party;

•	make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions, and to supplement such filing as needed, pursuant to the HSR Act;

•	use reasonable best efforts to ensure that no state takeover statute or similar law is or becomes applicable to the merger and the transactions contemplated by the merger;

•	use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions, including any governmental inquiry, investigation or proceeding initiated by a private party;

•	use its reasonable best efforts to keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental authority and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the transactions contemplated by the merger agreement;

•	keep the other party informed of any material communication received by the party from, or given by such party to, any governmental authority;

•	keep the other party informed of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the party or any of its subsidiaries which relate to the transactions;

•	use its reasonable best efforts to resolve such objections, if any, as may be asserted by a governmental authority or other person with respect to the transactions contemplated by the merger agreement;

•	use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the transactions;

•	obtain the consent of the other party prior to issuing press releases and public announcements with respect to the transactions contemplated by the merger agreement; and

•	cause our respective representatives to consult with each other regarding the tax treatment of the notes, the warrants and the convertible note hedge, and we will not take any actions reasonably likely to jeopardize the treatment of the notes, the warrants and the convertible note hedge as a synthetic debt instrument for United States federal income tax purposes without Medco’s prior written consent.

The merger agreement also contains covenants requiring us, subject to certain exceptions, to:

•	prepare and file this proxy statement;

•	notify Medco if any event or matter arises that has had, or would reasonably be expected to have, a material adverse effect on us;

•	provide Medco with reasonable access to our properties, books, contracts, records and employees;

•	provide to Medco copies of documents we file pursuant to federal or state securities laws, and other information concerning our business and properties that Medco may reasonably request;

•	respond (after notification and consultation with Medco) as promptly as practicable to any comments of the Securities and Exchange Commission with respect to this proxy statement;

•	mail this proxy statement to our shareholders as soon as practicable after it is cleared by the Securities and Exchange Commission;

•	duly call, give notice of, convene and hold a meeting of shareholders as soon as practicable following the date the proxy statement is cleared by the Securities and Exchange Commission to obtain shareholder approval of the merger agreement;

•	use reasonable best efforts to solicit from our shareholders entitled to vote at the shareholders meeting proxies in favor of adoption of the merger agreement and to secure the vote or consent of such holders required by the MBCA or the merger agreement to effect the merger;

•	not adjourn or postpone the shareholder meeting, except to the extent required by applicable law;

•	recommend, through our Board of Directors, approval of the merger agreement except as otherwise permitted by the merger agreement;

•	take steps prior to the effective time of the merger to cause dispositions of our equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	cooperate with Medco and use our reasonable best efforts to cause our securities to be de-listed from the NASDAQ Stock Market and de-registered under the Exchange Act as soon as practicable following the effective time of the merger;

•	not adopt, and cause our subsidiaries not to adopt, any shareholders’ rights agreement or any similar plan or agreement that limits or impairs the ability of any person to purchase or become the direct or indirect beneficial owner of, shares of our common stock or any other equity or debt securities of us or any of our subsidiaries;

•	not amend, modify or terminate any agreement or contract entered into in connection with the warrants or the convertible note hedge, or agree to do so, prior to the effective time of the merger, without Medco’s prior written consent; and

•	not amend, modify or terminate the indenture and other agreements with third parties relating to the notes, or agree to do so, or fail to perform our obligations pursuant to such indenture and agreements, prior to the effective time of the merger, without Medco’s prior written consent.

Medco agreed, subject to certain exceptions, in the merger agreement to, and to cause the surviving corporation of the merger to:

•	through December 31, 2007, provide to individuals who are employed by us or our subsidiaries as of the effective time of the merger and who remain employed by us or any of our subsidiaries immediately after the effective time of the merger with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits that we provided immediately before the effective time of the merger to rank-and-file employees generally under the benefit plans;

•	recognize the service of our employees to us prior to the effective time of the merger as service with Medco and its subsidiaries in connection with participation in any 401(k) plan and any welfare benefit plans and policies (including vacations and holiday policies) made available to our employees by Medco or one of its subsidiaries following the effective time of the merger for purposes of satisfying any service requirements related to waiting periods, vesting periods and eligibility periods and any requirements for any benefits related to seniority (but excluding benefit accruals under any pension plans or rights to post-retirement medical benefits or post-retirement life insurance benefits);

•	(i) allow our employees to continue to participate in PolyMedica benefit plans which provide medical benefits to such employees at the effective time of the merger through December 31, 2007 and (ii) (A) provide coverage under a replacement plan or plans for each PolyMedica medical plan effective January 1, 2008 and either waive (if a replacement plan is self-insured) or use commercially reasonable efforts to cause an insurance company to waive (if a replacement plan is insured) under any such replacement plan all limitations as to pre-existing and at-work conditions, if any, with respect to any participation and coverage requirements applicable to each of our employees who was a participant in a PolyMedica medical plan on December 31, 2007 and (B) provide a credit for 2008 under any replacement plan to each of our employees for any co-payments, deductibles and out-of-pocket expenses paid by such employee under a PolyMedica medical plan during the plan year for a PolyMedica medical plan which ends on December 31, 2007 unless there were more than 12 calendar months in such plan year;

•	to make cash payments and restricted stock unit grants to certain employees identified on the disclosure schedules. The award of the cash payments and restricted stock unit grants is, in certain cases, contingent upon the signing, prior to the effective time, (i) a letter prepared by Medco (subject to our review and approval, such approval not to be unreasonably withheld), that includes, among other things, that the employee waive any rights under his/her employment agreement with us, the termination of such existing employment agreement at the effective time and (ii) a key employee agreement with Medco. Payment of the awards will also be conditioned upon employee signing a general release of claims. The cash payment to Mr. Ryan and a portion of the cash payment to Mr. Jones were conditioned upon the closing of an acquisition of a third party by PolyMedica, which acquisition has now closed;

•	prior to making any written or material oral communications to our or any of our subsidiaries’ directors, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement, we will provide Medco with a copy of the intended communication, Medco will have a reasonable period of time to review and comment on the communication, and Medco will cooperate with us in providing any such mutually agreeable communication; and

•	as soon as practicable following the date of the merger agreement, the Board of Directors will adopt such resolutions or take such other actions as may be required to provide that with respect to the Employee Stock Purchase Plans (the “ESPPs”) (A) participants will not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement, (B) no purchase period will be commenced after the date of the merger agreement, (C) each participant’s outstanding right to purchase shares of our common stock under the ESPPs will be suspended immediately following the end of the purchase period in effect on the date of the merger agreement or if earlier, each participant’s outstanding right to purchase shares of our common stock under the ESPPs will terminate on the day immediately prior to the day on which the effective time occurs; provided that, in either case, all amounts allocated to each participant’s account under the ESPPs as of such date will be used to purchase from us whole shares of shares of our common stock at the applicable price for the then outstanding purchase period and (D) the ESPPs will terminate immediately prior to the effective time.

For a discussion of the additional covenants relating to our directors, officers and employees, directors’ and officers’ indemnification and insurance arrangements and our solicitation of other acquisition proposals, see “The Merger — Interests of Our Directors and Executive Officers in the Merger,” “Indemnification and Insurance,” and “No Solicitation of Competing Proposals” on pages 28, 40 and 43, respectively.

The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Additional Covenants and Agreements” in Annex A attached to this proxy statement.

Amendment and Waiver

The parties may amend the merger agreement at any time before the effective time of the merger. However, after shareholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by our shareholders if, by law, such amendment would require further approval of our shareholders. The merger agreement also provides that, at any time prior to the effective time of the merger, each party may extend the time for the performance of any obligations or other acts of any other party, waive any inaccuracies in the representations and warranties in the merger agreement of any other party or waive compliance by any other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, such party’s conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership of PolyMedica’s Common Stock as of September 10, 2007:

•	by each person who is known by PolyMedica to own beneficially more than 5% of the outstanding shares of Common Stock;

•	by each director;

•	by each of the named executive officers; and

•	by all current directors and executive officers of PolyMedica as a group.

The number of shares beneficially owned by each 5% shareholder, director or executive officer is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days after September 10, 2007 through the exercise of stock options, and any reference in the footnotes to this table to shares subject to stock options refers only to stock options that are so exercisable. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares which that person or entity has the right to acquire within 60 days after September 10, 2007, are deemed to be outstanding with respect to such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following tables. The inclusion in the tables below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of September 10, 2007, there were 23,437,817 shares of Common Stock issued and outstanding.

	Number of Shares	Percentage of
	Common Stock	Common Stock
Name and Address of Outside Beneficial Owner	Beneficially Owned	Outstanding

TimesSquare Capital Management, LLC(1) Four Times Square, 25th Floor New York, NY 10036	1,798,182	7.7%
Bank of America Corporation(2) 100 North Tryon Street, 25th Floor Bank of America Corporate Center Charlotte, NC 28255	1,261,087	5.4%
Westfield Capital Management Co., LLC(3) One Financial Center, 24th Floor Boston, MA 02111	1,230,303	5.2%

(1)	Based solely upon a Schedule 13G filed by TimesSquare Capital Management, LLC (“TimesSquare”) on February 9, 2007 pursuant to the Exchange Act, setting forth TimesSquare’s beneficial ownership as of December 31, 2006. These shares are owned by investment advisory clients of TimesSquare. In its role are investment advisor, TimesSquare has sole voting power over 1,611,605 of these shares and sole dispositive power over all of these shares.

(2)	Based solely upon a Schedule 13G filed by Bank of America Corporation (“BOA”) on February 14, 2007 pursuant to the Exchange Act, setting forth BOA’s beneficial ownership as of December 31, 2006. BOA has sole voting power over none of these shares and sole dispositive power over all of these shares.

(3)	Based solely upon a Schedule 13G/A filed by Westfield Capital Management Co., LLC (“Westfield”) on February 9, 2007 pursuant to the Exchange Act, setting forth Westfield’s beneficial ownership as of December 31, 2006. Westfield has sole voting power over 805,481 of these shares and sole dispositive power over all of these shares.

	Number of Shares	Percentage of
	Common Stock	Common Stock
Name and Address of Inside Beneficial Owner(4)	Beneficially Owned	Outstanding

Patrick T. Ryan(5)	565,041	2.4%
Stephen C. Farrell(6)	302,464	1.3%
Samuel L. Shanaman(7)	301,643	1.3%
Keith W. Jones(8)	273,598	1.2%
Jonathan A. Starr(9)	107,629	*
Marcia J. Hooper(10)	82,763	*
Walter R. Maupay, Jr.(11)	80,872	*
Frank W. LoGerfo, M.D.(12)	75,187	*
Devin J. Anderson(13)	66,427	*
Edward A. Burkhardt(14)	42,802	*
William C. Van Faasen(15)	9,187	*
Alan D. Solomont(16)	7,187	*
James J. Mahoney, Jr.(17)	6,542	*
Krishna G. Palepu(18)	3,075	*
All current directors and executive officers as a group (14 persons)(19)	1,924,417	8.2%

*	Represents holdings of less than one percent.

(4)	The address of each director and officer is c/o PolyMedica Corporation, 701 Edgewater Drive, Wakefield, MA 01880.

(5)	Includes 390,625 shares issuable upon exercise of outstanding stock options held by Mr. Ryan that are exercisable within 60 days after September 10, 2007, and 161,750 shares of restricted stock with terms which restrict the sale or transfer of the shares until they shares vest.

(6)	Includes 234,657 shares issuable upon exercise of outstanding stock options held by Mr. Farrell that are exercisable within 60 days after September 10, 2007, and 66,393 shares of restricted stock with terms which restrict the sale or transfer of the shares until they vest.

(7)	Includes 680 shares held by Mr. Shanaman’s spouse, 255,000 shares issuable upon exercise of outstanding stock options held by Mr. Shanaman that are exercisable within 60 days after September 10, 2007, and 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(8)	Includes 206,250 shares issuable upon exercise of outstanding stock options held by Mr. Jones that are exercisable within 60 days after September 10, 2007 and 66,393 shares of restricted stock with terms which restrict the sale or transfer of the shares until they vest.

(9)	Includes 88,280 shares issuable upon exercise of outstanding stock options held by Mr. Starr that are exercisable within 60 days after September 10, 2007, and 19,057 shares of restricted stock with terms which restrict the sale or transfer of the shares until they vest.

(10)	Includes 60,250 shares issuable upon exercise of outstanding stock options held by Ms. Hooper that are exercisable within 60 days after September 10, 2007, and 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(11)	Includes 535 shares held by Mr. Maupay’s spouse and 40,000 shares issuable upon exercise of outstanding stock options held by Mr. Maupay that are exercisable within 60 days after September 10, 2007, and 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(12)	Includes 65,000 shares issuable upon exercise of outstanding stock options held by Dr. LoGerfo that are exercisable within 60 days after September 10, 2007, and 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(13)	Includes 50,623 shares issuable upon exercise of outstanding stock options held by Mr. Anderson that are exercisable within 60 days after September 10, 2007, and 14,890 shares of restricted stock with terms which restrict the sale or transfer of the shares until they vest.

(14)	Includes 35,000 shares issuable upon exercise of outstanding stock options held by Mr. Burkhardt that are exercisable within 60 days after September 10, 2007, and 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(15)	Includes 4,000 shares issuable upon exercise of outstanding stock options held by Mr. Van Faasen that are exercisable within 60 days after September 10, 2007, and 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(16)	Includes 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(17)	Includes 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(18)	Includes and 2,385 shares of restricted stock whose terms restrict the sale or transfer of the shares until October 19, 2007.

(19)	Includes 1,429,685 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days after September 10, 2007, and 349,948 shares of restricted stock whose terms restrict the sale or transfer of the shares.

PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to approve the merger agreement, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days after the record date fixed for the original meeting for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon. The merger agreement provides that the meeting may not be adjourned or postponed except to the extent required by law. Accordingly, any such adjournment or postponement made without the consent or waiver of Medco (other than any adjournment or postponement required by law) would constitute a breach of the merger agreement that would entitle Medco to terminate the merger agreement and, under certain circumstances, receive the termination fee. Keith W. Jones and Devin J. Anderson, the proxyholders of proxies solicited by the PolyMedica Board of Directors, anticipate that the proxies solicited hereby will not be voted in favor of any adjournment or postponement unless such adjournment or postponement is approved by the PolyMedica Board of Directors.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

OTHER MATTERS

Other Business at the Special Meeting

The Board of Directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the Notice of Special Meeting of Shareholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of PolyMedica and no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2008 only if the merger is not completed, or if we are required to do so by law.

Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in PolyMedica’s proxy materials for its 2008 Annual Meeting of Shareholders must be received by the Secretary of PolyMedica at the principal offices of PolyMedica no later than March 29, 2008.

PolyMedica’s By-Laws also establish an advance notice procedure with respect to the business to be conducted at an annual meeting of shareholders. In order to be properly brought before the meeting, a notice of such business must have been received by the Secretary of PolyMedica by the later of (i) June 27, 2008 and (ii) sixty days prior to the 2008 Annual Meeting of Shareholders. Any such notice must contain certain specified information concerning the business proposed to be brought before the meeting and the shareholder proposing to bring such business before the meeting, all as set forth in the By-Laws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the foregoing procedure and, if he should so determine, he shall so declare to the meeting and the defective item of business shall be disregarded.

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(l) under the Exchange Act, some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of PolyMedica’s proxy statement may have been sent to multiple shareholders in the same household unless PolyMedica has received contrary instructions from one or more of the shareholders. PolyMedica will promptly deliver a separate copy of the proxy statement to any shareholder upon request by writing or calling PolyMedica at the following address or phone number: PolyMedica, 701 Edgewater Road, Suite 360, Wakefield, Massachusetts 01880, Attention: Investor Relations or by calling (781) 486-8111. Any shareholder who wants to receive separate PolyMedica shareholder mailings in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact PolyMedica at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact The Altman Group, our proxy solicitor, at (800) 499-8410 (toll-free) or at (201) 806-7300 (collect).

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of August 27, 2007
among
MEDCO HEALTH SOLUTIONS, INC.,
MACQ CORP.
and
POLYMEDICA CORPORATION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 27, 2007 (this “Agreement”), is among MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation (“Parent”), MACQ CORP., a Massachusetts corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and POLYMEDICA CORPORATION, a Massachusetts corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the Board of Directors of each of the Company and Merger Sub has approved and declared advisable, and in the best interests of the Company and Merger Sub, as applicable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, certain executives of the Company have executed and delivered to Parent certain letter agreements confirming that they will remain employed by the Company following the Closing contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, Massachusetts 02110, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs hereinafter is referred to as the “Closing Date”.

Section 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of the Commonwealth of Massachusetts articles of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the MBCA (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time and date as is agreed to by the parties hereto (the time and date at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth herein and in applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Articles of Organization and By-laws of the Surviving Corporation.  The articles of organization of the Company shall be amended and restated in their entirety at the Effective Time to be substantially in the form attached hereto as Exhibit A. At the Effective Time, the by-laws of the Company shall be amended in their entirety at the Effective Time to be substantially in the form attached hereto as Exhibit B.

Section 1.6  Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of organization and by-laws of the Surviving Corporation.

(b) Each of the parties hereto shall take all necessary action to cause the officers of Merger Sub immediately prior to the Effective Time to be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of organization and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations;
Exchange of Certificates; Company Stock Options

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Parent-Owned Stock.  Any shares of Company Common Stock owned by Parent or Merger Sub shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive $53.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate Equiserve Trust Company or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. The Paying Agent shall invest such aggregate Merger Consideration in any of (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any net profit resulting from, or income or interest produced by, such investments, shall be payable to Parent.

(b) Payment Procedures.  Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and be accompanied by all documents required to evidence such transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund.  At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. The withholding party shall timely remit such withheld amounts to the appropriate taxing authority, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, the Surviving Corporation or the Paying Agent, such information shall be requested prior to any such withholding.

Section 2.3  Appraisal/Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Part 13 of the MBCA (the ‘‘Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Part 13 of the MBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Part 13 of the MBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the MBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the MBCA and received by the Company relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the MBCA.

Section 2.4  Company Stock Options and Restricted Shares.

(a) The Company shall provide that, at the Effective Time, all options outstanding immediately prior to the Effective Time that represent the right to acquire shares of Company Common Stock (each, an “Option”) granted under any plan listed in Section 2.4 of the Company Disclosure Schedule (a “Company Stock Plan”) shall be cancelled and each holder of an Option, whether or not vested, shall be paid in full satisfaction of such Option, a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option, including any such shares as to which the Option has not vested. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. The cash payments to be made to holders of Options pursuant to this Section 2.4(a) shall be made by the Surviving Corporation as soon as reasonably practicable after the Closing Date.

(b) The Company shall provide that each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (the “Company Restricted Common Stock”)

which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Company Restricted Common Stock.

(c) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of any Option or any shares of Company Restricted Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. The withholding party shall timely remit such withheld amounts to the appropriate taxing authority, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, the Surviving Corporation or the Paying Agent, such information shall be requested prior to any such withholding.

(d) At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.4(a) and 2.4(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Restricted Common Stock after the Effective Time.

Section 2.5  Treatment of the Warrants.  The Warrants shall be treated as set forth in Section 5.14.

Section 2.6  Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in (a) the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect) or (b) in the Company SEC Documents filed on or after June 13, 2005 and prior to the date of this Agreement, but excluding (x) any risk factor disclosure contained in any such Company SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and (y) all exhibits and schedules thereto and documents incorporated by reference therein, the Company hereby represents and warrants, on behalf of itself and each of its Subsidiaries, on a joint and several basis, to Parent and Merger Sub as follows:

Section 3.1  Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, “Material Adverse Effect” means any change, circumstance, event, occurrence or effect that has occurred that, when taken together with all other adverse changes, circumstances, events, occurrences or effects that have occurred, is or is reasonably likely to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except to the extent resulting from (i) (A) the general economic conditions in the United States or any change in any United States federal or state statute, rule or regulation or any change in Medicare, Medicaid or other governmental healthcare reimbursement policy, or (B) the commencement, continuation or escalation of a war or a material act of terrorism; provided that with respect to clauses (i)(A) and (i)(B), such changes, circumstances, events, occurrences or effects do not adversely affect the Company and its Subsidiaries in a meaningfully disproportionate manner as compared to other companies of similar size in such industries in which the Company and its Subsidiaries operate; (ii) resulting from or attributable to any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers that was proximately caused by the announcement of this Agreement or the consummation of the Transactions or (iii) any decline in the market price or change in trading volume of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (it being understood that the underlying cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect).

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The name and jurisdiction of organization of each Subsidiary is set forth on Section 3.1(b) of the Company Disclosure Schedule. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities Laws. Each of the Company’s Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its businesses as they are now being conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business in, and is in good standing (or equivalent status) in, each jurisdiction in which the nature of the business conducted by such Subsidiary, or the character or location of the properties and assets owned or leased by such Subsidiary, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has made available to Parent complete and correct copies of the articles of organization and by-laws of the Company and the organizational documents of each of its Subsidiaries, as amended to the date of this Agreement (the “Company Charter Documents”).

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of fifty million (50,000,000) shares of Company Common Stock and three million one hundred twelve thousand one hundred sixty-four (3,112,164) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on August 24, 2007 (the “Reference Date”) (except for the 4,530,586 shares of Company Common Stock referred to in clause (ii) below, which is true as of March 31, 2007), (i) 23,464,250 shares of Company Common Stock were issued and outstanding (of which 503,480 shares were Company Restricted Stock), (ii) 4,530,586 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 2,842,303 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans) and 11,798,426 shares of Company Common Stock were reserved for issuance upon conversion of the Notes and Warrants and (iii) no shares of Company Preferred Stock were issued or outstanding. Since the Reference Date, no shares of Company Common Stock or Company Preferred Stock have been issued except pursuant to the exercise of Options granted under Company Stock Plans as of the close of Business on the Reference Date. The Company has made available to Parent a correct and complete list, as of July 31, 2007, of Options and Company Restricted Stock, including the holder, date of grant, term, number of shares of Company Common Stock and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Section 3.2(a) of the Company Disclosure Schedule contains a correct and complete list of Options and Company Restricted Stock granted or issued since July 31, 2007, including, with respect to each, the information specified in the previous sentence. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, (A) there are no outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, “Company Securities”); (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party. No bonds, debentures, notes or other indebtedness of the Company having a right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the holders of capital stock of the Company may vote are issued and outstanding.

(b) Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all liens, charges, pledges, security interests, claims or other encumbrances (each, a “Lien”). There are no (i) preemptive rights, outstanding options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any Company Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Company Subsidiary, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Company Subsidiary; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party. None of the Subsidiaries of the Company owns any Company Common Stock.

(c) Except as described in Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns 5% or more of the outstanding equity or similar interests in, or any interest convertible into or exchangeable or exercisable for 5% or more of the equity or similar interests in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than the Company Subsidiaries).

Section 3.3  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable and in the best interests of the Company this Agreement and the Merger, and (ii) directed that this Agreement be submitted to the shareholders of the Company for approval and resolved to recommend that shareholders of the Company approve this Agreement.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or the comparable governing documents of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, Order, license or permit of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of any payment or other obligation pursuant to, cause any additional amounts to be payable under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract, permit, license, arrangement, instrument, obligation, restricted stock award, option agreement or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except, in the case of clause (ii), for such violations or defaults that do not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of at least two-thirds of the outstanding shares of Company Common Stock at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4  Governmental Approvals.  Except for (i) the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the, “Exchange Act”), and the rules of The Nasdaq Stock Market, (ii) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts pursuant to the MBCA, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.5  Company SEC Documents; Undisclosed Liabilities.

(a) The Company and its Subsidiaries have filed all registration statements, forms, reports, schedules, statements, proxy statements and other similar documents required to be filed with the SEC since January 1, 2005 (collectively, and in each case including all amendments, supplements, exhibits, financial statements and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied or, if not yet filed, will comply in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or superseded prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended or superseded) contained, and none of the Company SEC Documents filed with the SEC subsequent to the date of this Agreement will contain as of the date of filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) All of the financial statements of the Company included in the Company SEC Documents, in each case, including any related notes thereto, have been (or, in the case of Company SEC Documents not filed as of the date hereof, will be) prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (or, in the case of Company SEC Documents not filed as of the date hereof, will fairly present) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of such unaudited statements, to normal, recurring adjustments.

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2007 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred pursuant to this Agreement or (iv) that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(e) The Company has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are effective to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2005 (the “Applicable Date”) and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the Nasdaq Stock Market, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or material concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made the certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 3.6  Absence of Certain Changes.  Since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, (b) there has not been any event, change or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any of its Subsidiaries, (ii) any material change in accounting methods, principles or practices employed by the Company or (iii) any other action of the type described in Sections 5.2(a) or 5.2(b) which, had such action been taken after the date of this Agreement, would require approval of Parent.

Section 3.7  Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, litigation, action, investigation, audit, hearing, indictment, arbitration or other similar proceedings (“Litigation”) against the Company or any of its Subsidiaries, or any of their respective executive officers or directors that, if determined adversely to the Company or such officers or directors, would reasonably be expected to (a) involve fines, penalties, payments, costs or expenses in excess of $100,000 in the case of any single matter or $500,000 in the case of any group of related matters, (b) result in any such Person being excluded from participation in any federal health care program or state health care program, (c) materially impair the ability of the Company or any of its Subsidiaries to conduct their businesses, or use any of their material properties or assets, as presently conducted or used, (d) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, or (e) have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any injunction, or is subject to any order, directive, judgment, award, ruling, settlement, stipulation or decree imposed by or before any Governmental Authority (“Order”) that has resulted in, or would reasonably be expected to result in, any material detriment to the Company or any of its Subsidiaries.

Section 3.8  Compliance With Laws; Permits.  The Company and its Subsidiaries are in compliance with all federal, state and local laws, statutes, ordinances, codes, rules, regulations, directives, decrees and Orders of Governmental Authorities (collectively, “Laws”) (excluding compliance with Laws regarding the payment of Taxes, which is governed by Section 3.10, compliance with Laws applicable to the Company Plans, which is governed by Section 3.11, compliance with Environmental Laws, which is governed by Section 3.12, and compliance with Health Care Laws, which is governed by Section 3.22), applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected, except for such non-compliance that is not, and would not reasonably be expected to be, individually or in the aggregate, materially detrimental to the Company and any of its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions. No investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any United States federal or state Governmental Authority indicated an intention to conduct the same. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any overt notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not reasonably be expected to be, individually or in the aggregate, materially detrimental to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.9  Information Supplied.  The Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10  Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal income and other material Tax Returns (as hereinafter defined) required to be filed by it under applicable Laws, all such filed Tax Returns are correct and complete in all material respects, and all Taxes shown to be due on such Tax Returns and all other material Taxes due have been paid, except for those Taxes being contested in good faith (as set forth on Section 3.10(a) of the Company Disclosure Schedule) and for which adequate reserves have been established in the Company’s financial statements. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time with which to file any material Tax Return. No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved for in the Company SEC Documents. There are no Liens for Taxes (other than taxes not yet due and payable) upon any assets of the Company or its Subsidiaries. To the Knowledge of the Company, since December 31, 2003, the Company has not received written notice from an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Each of the Company and its Subsidiaries has withheld and paid over to the relevant taxing authority all Taxes required to be withheld and paid in connection with any amounts paid or owing to employees, independent contractors, creditors, shareholders or any other third party except for such Taxes that, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries knows of any proposed or threatened Tax Claims by any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed that, if unpaid, would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, no audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries by any Governmental Authority and no notice of a deficiency or proposed adjustment for any amount of Tax has been received. The Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company or its Subsidiaries for taxable periods ended on or after December 31, 2002. Further, the Company has made available to Parent copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2002.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing as a result of any: (i) change in method of accounting for a period ending on or prior to Closing; (ii) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to Closing; or (iv) prepaid amount received on or prior to Closing.

(f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code after December 31, 1999.

(g) Neither the Company nor any of its Subsidiaries is a party to any Contract that (i) has resulted or could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) or (ii) has resulted in any amount paid not having been fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has entered into, or otherwise participated (directly or indirectly) in, any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty. Neither the Company nor any of its Subsidiaries has been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. As of the Closing, neither the Company nor any of its Subsidiaries will be a party to or bound by any Tax allocation or sharing agreement pursuant to which it will have any potential liability to any Person (other than the Company or any of its Subsidiaries) after the Closing Date.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(i) As of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any other similar provision of state, local or foreign Tax Law), private letter ruling, technical advice memorandum, or similar agreement or ruling has been entered into, requested or received by or with respect to the Company or any of its Subsidiaries.

(j) For purposes of this Agreement: (i) “Tax” or “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), franchise, profits, registration, alternative or add-on minimum, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever or similar taxes imposed on the income properties or operations of the Company or any of its Subsidiaries, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, U.S. Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, declaration, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11  Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all Company travel policies and plans and employee reimbursement policies thereunder, (iii) all employment, consulting, non-competition, employee non-solicitation, or other compensation agreements, and all collective bargaining agreements, and (iv) all bonus or other incentive compensation, equity or equity-based compensation (including stock option, phantom stock or stock ownership), stock purchase, deferred compensation, change in control, severance, termination, profit-sharing, leave of absence, vacation, medical, life insurance or other death benefit, educational assistance, Section 125 cafeteria, dependant care, fringe benefit, pension and welfare benefit plans, policies, agreements or arrangements, in each case as to which the Company or any of its Subsidiaries has any liability, contingent or otherwise, with respect to any current or former employee, independent contractor or director (collectively (i) through (iv), the “Company Plans”). Correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Parent by the Company, to the extent applicable: (a) all plan documents and amendments thereto, (b) the two most recent annual reports on Form 5500 to the extent any such report was required by applicable Law, (c) the most recent summary plan description for each Company Plan for which such a summary plan description is required by applicable Law, (d) each currently effective trust agreement and insurance or group annuity contract and (e) the most recent favorable determination letter from the Internal Revenue Service for each Company Plan which is intended to be qualified under Section 401(a) of the Code. Each Company Plan (excluding any Company Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA): (i) has been administered in accordance with its terms and (ii) is in compliance with the applicable provisions of ERISA, the Code and other Laws, except, in the case of (i) or (ii), for any instances of noncompliance that, individually or in the aggregate, would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) Each Company Plan has been administered in accordance with its terms, and the Company and each of its Subsidiaries and all of the Company Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to the Company Plans, and all contributions required under each Company Plan have been made in full on a timely and proper basis.

(ii) With respect to the Company Plans, individually and in the aggregate, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, including claims, audits and investigations, in connection with which the Company or any of its Subsidiaries could be subject to any tax, penalty or other liability under ERISA, the Code or any other applicable Law, except for making contributions, or the payment of claims in the ordinary course of the operation of any such Company Plans.

(iii) Each Company Plan that is intended to comply with the provisions of Section 401(a) of the Code is qualified and exempt from income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company, nothing has occurred (or failed to occur) that would adversely affect such qualification.

(iv) No “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) under which the Company or any of its Subsidiaries has any liability provides benefits to, or on behalf of, any former employee after the termination of employment except where the benefit is required by Section 4980B of the Code or similar state or local Law.

(v) Each individual who is classified by the Company or any of its Subsidiaries as an “employee” or as an “independent contractor” is properly so classified.

(vi) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) issued after January 1, 2005 has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or Compensation Committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company Reports, respectively, and (E) complies with the requirements of Section 409A of the Code.

(vii) Each Company Plan which is a nonqualified deferred compensation plan has been operated in compliance with the applicable requirements of Section 409A of the Code.

(c) Neither the Company nor any Company Subsidiary maintains, contributes to (nor has within the past six years maintained or contributed to) or is obligated to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or a “multiemployer employer” (as defined in Section 3(37) of ERISA).

(d) Neither the Company nor any of the Company Subsidiaries is or has been, since April 1, 2001, a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or similar organization that was certified by the National Labor Relations Board (“NLRB”) or voluntarily recognized or recognized under Law.

(e) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(i) There is no existing, pending or, to the Knowledge of the Company, threatened, (i) walkout, lockout, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or work interruption (each, a “Concerted Action”) involving the employees of the Company or any of its Subsidiaries, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its Subsidiaries, (iii) election petition or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its Subsidiaries or (v) grievance or arbitration demand against the Company or any of its Subsidiaries whether or not filed pursuant to a collective bargaining agreement.

(ii) None of the Company, any of its Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries.

(iii) The Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs and wages and hours.

(f) To the Knowledge of the Company, neither the employees of the Company nor the employees of any of its Subsidiaries have engaged in a material Concerted Action in the past three years.

(g) The Company and its Subsidiaries have properly accrued on their books and records all material unpaid but accrued wages, salaries and other paid time-off.

(h) None of the execution and delivery of this Agreement, nor shareholder approval of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (v) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits under any Company Plan, (w) entitle any employees of the Company or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans.

Section 3.12  Environmental Matters.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order from any Person has been received by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened, by any Person against the Company or any of its Subsidiaries, and no action, claim, suit, arbitration, or proceeding is pending or, to the Knowledge of the Company, threatened by any Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has any liability under any Environmental Law or otherwise addresses any matters involving Hazardous Materials or relating to or arising out of any Environmental Law; (b) neither the Company nor any of its Subsidiaries has any outstanding liabilities or obligations under any Order relating to any Environmental Law; (c) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws, including possessing and complying with all Permits required for their operations under applicable Environmental Laws, and there are no proceedings pending or, to the Knowledge of the Company, threatened to cancel, revoke, modify, or not renew any such Permit; (d) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and (e) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company, no events (including Releases or Threatened Releases of Hazardous Materials), facts, circumstances or conditions relating to, arising from, associated with or attributable to any operations of the Company or any of its Subsidiaries (including any activities involving Hazardous Materials) or any real property currently or formerly owned, operated, used or leased by the Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

Section 3.13  Properties.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (collectively with all land, buildings, structures, fixtures and improvements located thereon the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(b) Section 3.13(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property, and, in the case of any lease in respect thereof that is set to expire or is subject to renewal during the one-year period immediately following the date of this Agreement, the expiration date of such lease and a description of any terms that have been proposed in regard to any renewal thereof. True and complete copies of all agreements under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date thereof have been made available to Parent.

(c) The Company and/or its Subsidiaries have good and marketable fee simple title to all material Owned Real Property and valid leasehold estates in all material Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) Other than the Real Property Leases, none of the material Owned Real Property or the material Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof. There are no outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of the Owned Real Property or interest therein.

(e) Each material Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default or event which, with notice, lapse of time or both, would constitute a material default or permit termination or material modification or acceleration of obligations by any third party under any material Real Property Lease either by the Company or its

Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(f) There does not exist any pending material condemnation or eminent domain proceedings that affect any material Owned Real Property or, to the Knowledge of the Company, any such proceedings that affect any material Leased Real Property or, to the Knowledge of the Company, any threatened material condemnation or eminent domain proceedings that affect any material Owned Real Property or material Leased Real Property, and neither the Company nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.

Section 3.14  Intellectual Property.

(a) Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of all (i) registered Intellectual Property owned by the Company and its Subsidiaries and (ii) Material Intellectual Property (as hereinafter defined) of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have distributed to any third party the CIS customer relations software or the LIS customer relations software.

(b) Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of all Contracts under which the Company or its Subsidiaries have licensed any Material Intellectual Property from any third party or under which the Company or its Subsidiaries license any Material Intellectual Property to any third party and any other Contract that concerns the Company’s rights under or to Material Intellectual Property (“Material Intellectual Property Contracts”).

(c) Subject to Section 3.14(d) (including the Knowledge qualifiers contained therein), the Company and its Subsidiaries own, or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens, other than Permitted Liens) all Intellectual Property used in the business of the Company and/or its Subsidiaries as currently conducted.

(d) To the Knowledge of the Company, the conduct of the business and operations of the Company and its Subsidiaries and the use of Intellectual Property by the Company and its Subsidiaries do not infringe, misappropriate, dilute or otherwise violate (“Infringe”) the Intellectual Property rights of any Person.

(e) Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any other party, is or is alleged to be in breach or default under any Material Intellectual Property Contract, which default, either standing alone or with the passage of time, will give the counterparty thereto the right to terminate, restrict or modify, to the detriment of the Company or its Subsidiaries, the Company’s or the relevant Subsidiary’s rights thereunder or cause additional fees to be paid thereunder by the Company or its Subsidiaries, nor the Company’s Knowledge does a valid basis exist for any such claim. All of the Material Intellectual Property Contracts are, to the Knowledge of the Company, valid and enforceable.

(f) Neither the Company nor any Subsidiary has received notice of any claim, that seeks to cancel, limit or challenge the ownership, or any right to use of the Company or any of its Subsidiaries, or the validity or enforceability, of any registered Intellectual Property or Material Intellectual Property owned by or Material Intellectual Property licensed to the Company or its Subsidiaries, and no Litigation or Order is pending or outstanding or, to the Knowledge of the Company, threatened, in which such cancellation, limitation or challenge is sought or brought.

(g) To the Knowledge of the Company, no Person is or may be Infringing any Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries, which infringement is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.

(h) Neither the Company nor any of its Subsidiaries has received any notice, written or otherwise, of any assertion or claim with respect to any registered Intellectual Property or Material Intellectual Property owned by or Material Intellectual Property licensed to the Company or its Subsidiaries.

(i) To the Knowledge of the Company, no Material Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the Knowledge of the Company, no registered Intellectual Property or Material Intellectual Property owned by or Material Intellectual Property licensed to the Company or any of its Subsidiaries is invalid or unenforceable.

(j) The Company and its Subsidiaries take reasonable measures to (i) protect, maintain and preserve the Material Intellectual Property owned by the Company and/or its Subsidiaries and (ii) protect the confidentiality of the Trade Secrets included in Material Intellectual Property owned, used or held by the Company and/or its Subsidiaries.

(k) The Company and its Subsidiaries (i) take reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties; and (ii) use reliable encryption (or equivalent) protection to protect the security and integrity of transactions executed through its software. The information technology systems used by the Company and its Subsidiaries have not failed or malfunctioned in the past two years in a manner that had a material impact on the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have implemented reasonable back up, security and disaster recovery technology consistent with industry practices.

(l) For purposes of this Agreement, “Intellectual Property” means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, slogans, certification rights, service marks, service mark rights, service names, service name rights, business and product names, applications for trademarks and for service marks, domain names, and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries, developments, ideas, formulae, processes, industrial models, designs, methodologies, technical information, manufacturing, engineering and technical drawings, know-how (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including divisions, re-examinations, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof or similar legal protections related thereto, in any jurisdiction; (iii) nonpublic information (including without limitation customer and supplier lists), trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”); (iv) copyrights and copyright rights, writings and other works in any media, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals, restorations or extensions thereof; (v) all computer software and computer programs (including data, databases and related documentation and source code); (vi) any other intellectual property or proprietary rights; (vii) all copies and tangible documentation related to any of the foregoing and (viii) any claims or causes of action arising out of or relating to any infringement, dilution, misappropriation or other violation of any of the foregoing including the right to receive all proceeds and damages therefrom. “Material Intellectual Property” means any Intellectual Property the unavailability of which would be materially detrimental to the Company and its Subsidiaries, taken as a whole.

Section 3.15  Material Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract under which the Company or any of its Subsidiaries has (A) incurred any indebtedness for borrowed money that is currently owing or (B) given any guarantee in respect of indebtedness for borrowed money, in each case under clauses (A) and (B), having an aggregate principal amount in excess of $100,000;

(ii) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries (or any Affiliate thereof, including Parent and its Subsidiaries following the Effective Time) to compete or provide services in any material respect in any market segment and/or geographic area or line of business, or to hire or solicit the hire for employment of any individual or group;

(iii) any Contract (other than a Contract described in one of the other provisions of this Section without regard to any threshold contained therein) that involves annual expenditures by the Company or any of its Subsidiaries in excess of $1,000,000 and is not otherwise cancelable by the Company or any of its Subsidiaries without any financial or other penalty on 90-days’ or less notice;

(iv) any Contract (other than a Contract described in one of the other provisions of this Section without regard to any threshold contained therein) that involves annual revenue to the Company or any of its Subsidiaries in excess of $1,000,000;

(v) any purchase, sale or supply Contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements;

(vi) any Contract described by Sections 3.15(a)(i)-3.15(a)(v) or Sections 3.15(a)(vii)-3.15(a)(xiv) that contains any “change of control” or similar provisions that would restrict or impair the ability of the Company or any of its Subsidiaries (or any Affiliate thereof, including Parent and its Subsidiaries following the Effective Time) to engage in any actions or transactions, including any provisions granting any third party a right to early termination or requiring consent of a third party, receipt of payment or accelerated vesting under such Contract;

(vii) any purchase, sale, supply or other Contract that contains any “most favored nation” or equivalent preferential pricing terms for the benefit of any Person other than the Company or its Subsidiaries;

(viii) Contracts that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof;

(ix) any letter of intent, letter of understanding, memorandum of understanding, proposal, request for proposal, bid or other similar document with regard to any acquisition (including by merger) of capital stock or assets (except for ordinary course purchases of inventory or similar goods) of any other Person;

(x) any Contract containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries (or any Affiliate thereof, including Parent and its Subsidiaries following the Effective Time) has agreed not to acquire assets or securities of another Person, or propose or offer to do so;

(xi) any Contract that (I) would require the licensing or disposition of any material assets, property or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries (or any Affiliate thereof), or (II) prohibits or limits the right of the Company or any of its Subsidiaries (or any Affiliate thereof, including Parent and its Subsidiaries following the Effective Time) to use, transfer, license, distribute or enforce any of their respective Material Intellectual Property rights;

(xii) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Common Stock, other than Contracts with respect to Company Restricted Stock or Options;

(xiii) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries, (y) entered into in the ordinary course of business or (z) otherwise set forth in the Company Disclosure Schedule; and

(xiv) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000.

The Contracts contemplated by this Section 3.15(a) are referred to collectively as the “Material Contracts”).

(b) The Company has heretofore made available to Parent true, correct and complete copies of the Material Contracts. Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity

Exception), and is in full force and effect, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of the Company, there are no existing material defaults or breaches by the Company under any Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach), and to the Knowledge of the Company, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Material Contract. The Company has no Knowledge of any pending or threatened bankruptcy or similar proceeding with respect to any party to any Material Contract which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Other than the Contracts set forth in Section 3.15 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract described in Section 3.15(a)(ii), (x) or (xi) that would be binding on Parent or its Subsidiaries (other than the Company and its Subsidiaries) following the Effective Time.

Section 3.16  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Deutsche Bank Securities Inc. (“Deutsche Bank”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of the Company Common Stock is fair, from a financial point of view, to such holders, a signed copy of which opinion will be delivered to Parent for informational purposes promptly after receipt thereof by the Company.

Section 3.17  Brokers and Other Advisors.  Except for Deutsche Bank, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete and correct copy of any agreements between the Company and Deutsche Bank pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other Transactions.

Section 3.18  State Takeover Laws.  The provisions of Sections 110C, 110D and 110F of the Massachusetts Corporation-Related Laws are inapplicable to this Agreement, the Merger and the Transactions. No other “fair price”, “moratorium”, “control share acquisition”, other state takeover statutes (such statutes, collectively with Sections 110C, 110D and 110F of the Massachusetts Corporation-Related Law, “Takeover Statutes”) or any anti-takeover provision in the Company Charter Documents are applicable to the Merger, this Agreement or the Transactions.

Section 3.19  Shareholders’ Rights Agreement.  Neither the Company nor any of its Subsidiaries currently has in effect, or intends to adopt, a shareholders’ rights agreement or any similar plan or agreement that limits or impairs the ability of any person to purchase or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries.

Section 3.20  Transactions with Affiliates.  Except for a person’s ownership of Company Common Stock or for customary compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of its Subsidiaries, to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, no director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate owns, individually or in the aggregate, any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Person): (i) receives any material benefit from any contract, arrangement or understanding with or relating to the business or operations of the Company or any of its Subsidiaries; (ii) is a party to or receives any material benefit from any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (iii) has any material interest in any property (real, personal or mixed), tangible or intangible, used, or currently intended to be used, in the business or operations of the Company or any of its Subsidiaries.

Section 3.21  Change of Control Agreements.  Except as contemplated by Section 5.11 of this Agreement and except for the Merger Consideration, neither the execution and delivery of this Agreement nor the consummation of the Merger will (either alone or in conjunction with any other event) (i) result in any payment or benefit to any employee of the Company or any of its Subsidiaries or (ii) result in any payment or benefit to any director or officer of the Company or any of its Subsidiaries.

Section 3.22  Regulatory Compliance.

(a) Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have all licenses, franchises, permits, certificates, approvals and billing and other authorizations (collectively, “Permits”) necessary for the conduct of their respective businesses and the use of their properties and assets as presently conducted and used, and the Company’s and its Subsidiaries’ respective employees and agents have all Permits necessary for the conduct of their professional activities. Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have had at all times during the previous three years all Permits necessary for the conduct of their respective businesses and the use of their properties and assets as conducted and used at such respective times. Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, to the Knowledge of the Company, the Company’s and its Subsidiaries’ respective employees have had at all times during the previous three years all Permits necessary for the conduct of their professional activities at such respective times. Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority, nor does the Company have Knowledge, that any such Permit is subject to revocation, suspension, or any other disciplinary or adverse administrative action by any Governmental Authority. Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, no Permit applicable to the Company or any of its Subsidiaries is subject to a consent order or any other final adverse disciplinary or administrative action, any of which is still in force and effect.

(b) Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries are in compliance with all Health Care Laws and the terms of all Permits to the extent applicable to the Company or any of its Subsidiaries, or any of its or their respective businesses or operations. Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, no aspect of the Company’s or any of its Subsidiaries’ respective businesses or operations is reasonably likely to cease to comply with any Health Care Law or the terms of any Permit.

(c) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries, is currently, or has been at any time since February 6, 2005: (i) excluded from participation in any federal health care program or state health care program, (ii) convicted of any criminal offense in respect of any Health Care Law, other than those individuals identified in Section 3.22(c)(iii) below, (iii) convicted of any criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a) but has not yet been excluded, debarred, suspended or otherwise declared ineligible, (iv) debarred or disqualified from participation in regulated activities for any violation or alleged violation of any Health Care Law, but who is not excluded or otherwise listed in the listing described in Section 3.22(c)(v) below, (v) listed on the General Services Administration List of Parties Excluded from Federal Programs, or (vi) a party to or subject to, or, to the Knowledge of the Company, threatened to be made a party to or subject to, any action or proceeding concerning any of the matters described in clauses (i), (ii), (iii), (iv) or (v).

(d) The Company and each of its Subsidiaries have developed a plan and time line (the “Compliance Plan”) for coming into compliance with all Health Care Laws that have been passed or adopted prior to the date of this Agreement but which are not yet applicable, or contain provisions that are not yet applicable, to the Company but which are reasonably likely to be become applicable to the Company or its Subsidiaries within twelve months of the date hereof and have implemented, or are currently implementing, the provisions of the Compliance Plan to ensure that the Company and each of its Subsidiaries will be in compliance with such Laws at such time as they become applicable to the Company, except for failures to comply with any of the foregoing that are not, and would not reasonably be expected to be, individually or in the aggregate, materially detrimental to the Company and its Subsidiaries taken as a whole.

(e) Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries are in compliance with all applicable Laws, including all Health Care Laws, governing marketing or promotional activities, including, without limitation, requirements administered by the Federal Trade Commission, the Federal Communications Commission, the Centers for Medicare and Medicaid, and other federal and state regulatory agencies such as “do not call” and “do not fax” registries.

(f) Except as would not be reasonably likely to be materially detrimental to the Company and its Subsidiaries taken as a whole, and except in compliance with applicable Laws, including all Health Care Laws, neither the Company nor any of its Subsidiaries: (i) makes available to any Person for free or a nominal charge any ancillary supplies, goods, services, coupons, vouchers or discount cards or programs, (ii) has any financial relationships as defined in 42 U.S.C. § 1395nn(a) with physicians, or (iii) receives any payments from manufacturers other than customary rebates, and purchase discounts, and other non-monetary benefits.

(g) Since November 8, 2004, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any conduct that would be reasonably likely to result in or constitute a Material Breach of the Corporate Integrity Agreement (as defined therein) among the Company, certain of its Subsidiaries and the Office of the Inspector General of the Department of Health and Human Services (“OIG”) dated November 8, 2004 (“CIA”), including, without limitation, the training and education obligations, disclosure program, screening requirements, notification requirements and reporting obligations set forth therein, except as disclosed to the OIG, provided that the foregoing representation and warranty is not made with respect to any business, operation or Subsidiary at a time when such business, operation or Subsidiary was not owned, directly or indirectly, by the Company. No Stipulated Penalty has been assessed, and no Material Breach has occurred under the CIA. The Company has provided Parent with, and specifically identified to Parent, true and complete copies of (i) all notices, reports, certifications and other communications submitted by the Company to the OIG pursuant to the CIA, and (ii) all notices, demand letters and other communications received by the Company from the OIG pursuant to the CIA.

Section 3.23  Ethical Business Practices.  None of the Company, any Subsidiary, or to the Knowledge of the Company, any directors, officers, agents or employees of the Company or any of its Subsidiaries has, on behalf of the Company or any of its Subsidiaries, (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any payment in the nature of criminal bribery.

Section 3.24  Insurance.  All material insurance policies (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. With respect to each of the legal proceedings set forth in the Company SEC Documents, no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage. The Company and its Subsidiaries have not received any written notice of cancellation of any of the Policies. To the Knowledge of the Company, all appropriate insurers under the Policies have been timely notified of all potentially insurable material losses and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.25  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty to Parent or Merger Sub in this Agreement or any other Contract with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1  Organization; Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.

Section 4.2  Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors and adopted by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or articles of organization, as applicable, or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, award, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any property or asset of any of them is bound or affected, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions (a “Parent Material Adverse Effect”).

Section 4.3  Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts pursuant to the MBCA and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4  Information Supplied.  The information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing,

Parent and Merger Sub make no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5  Ownership and Operations of Merger Sub.  Parent owns, directly or indirectly, all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6  Capital Resources.  Parent and Merger Sub collectively will have at the Effective Time, sufficient cash and cash equivalents available to pay the aggregate Merger Consideration and Option Consideration and to perform their respective obligations under this Agreement.

Section 4.7  Brokers and Other Advisors.  Except for Lazard Frères & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

Additional Covenants and Agreements

Section 5.1  Preparation of the Proxy Statement; Shareholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event within twenty days after the date of this Agreement), the Company shall prepare and file with the SEC the Proxy Statement. Unless a Company Adverse Recommendation Change (as defined in Section 5.3(d)) shall have occurred prior to the mailing of the Proxy Statement to the Company’s shareholders, the Company shall include in the Proxy Statement the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement and the written opinion of Deutsche Bank, dated as of the date hereof, to the effect set forth in Section 3.16. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve, in consultation with Parent, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company’s shareholders as soon as practicable after the Proxy Statement is cleared by the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent.

(b) As soon as reasonably practicable following the date the Proxy Statement is cleared by the SEC, the Company, acting through its Board of Directors, shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of adopting this Agreement (the “Company Shareholders Meeting”), which meeting shall be held on a date no later than the date that is thirty business days following the date the Proxy Statement is first mailed to the Company’s shareholders. The Company shall take all action necessary in accordance with applicable Law, the Company’s articles of organization and the Company’s by-laws to duly call, give notice of and convene the Company Shareholders Meeting, and shall not postpone or adjourn such meeting except to the extent required by applicable Law. Unless the Board of Directors of the Company has made a Company Adverse Recommendation Change or has entered into a Company Acquisition Agreement (as defined in Section 5.3(d)) as permitted by this Agreement, the Company shall use its reasonable best efforts to solicit from holders of shares of Company Common Stock entitled to vote at the Company

Shareholders Meeting proxies in favor of adoption of this Agreement and to secure the vote or consent of such holders required by the MBCA or this Agreement to effect the Merger.

Section 5.2  Conduct of Business.

(a) Except as expressly contemplated by this Agreement or as required by applicable Law or as expressly contemplated by Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, conduct its and their respective businesses in the ordinary course consistent with past practice and preserve intact its and their present business organizations, keep available the services of its and their present executive officers and key employees, preserve its and their relationships with Governmental Authorities and Persons having significant business dealings with the Company or any of its Subsidiaries and take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Authority required for the Transactions.

(b) During the period from the date of this Agreement until the Effective Time, neither the Company nor its Subsidiaries shall, unless Parent otherwise consents in writing (which written consent shall not be unreasonably withheld or delayed):

(i) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of capital stock of the Company or any of its Subsidiaries, or any rights, warrants or options to purchase any shares of capital stock of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities; provided that the Company may issue shares of Company Common Stock upon the exercise of Options that are outstanding on the date of this Agreement; (B) reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, other than Options or shares of Company Restricted Stock pursuant to arrangements in effect on the date hereof and disclosed in the Company Disclosure Schedule as of the date of this Agreement; (C) declare, set aside for payment, make or pay any dividend on, or make any other distribution in respect of (whether such dividend or distribution is payable in cash, stock property or otherwise), any shares of its capital stock; (D) split, combine, subdivide or reclassify any shares of its capital stock; (E) enter into or modify any agreement with respect to the voting of the Company or any of its Subsidiaries capital stock; or (F) amend any material term of any security of the Company or any of its Subsidiaries;

(ii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than amounts not in excess of $100,000 in the aggregate outstanding at any time and borrowings in the ordinary course consistent with past practice of business pursuant to existing lines of credit;

(iii) make any loans or advances to, or investment in, any Person in excess of $1,000,000 in the aggregate other than loans or advances between any of the Company’s Subsidiaries or between the Company and any of its Subsidiaries and advances of reasonable and customary expenses made to officers, directors and employees pursuant to existing indemnification obligations in compliance with applicable Laws;

(iv) create or incur any Lien other than Permitted Liens which arise in the ordinary course of business consistent with past practice;

(v) sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, otherwise dispose of, or agree to sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any of its material properties, assets, licenses, operations, rights, product lines, businesses or interests therein (including Intellectual Property) except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force on the date of this Agreement, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and its Subsidiaries;

(vi) let lapse, abandon or cancel any Material Intellectual Property owned by the Company or its Subsidiaries, except if consistent with reasonable business judgment, such Intellectual Property is no longer useful to the Company or any of its Subsidiaries;

(vii) make capital expenditures in excess of $250,000 in the aggregate which are not budgeted for in the Company’s current business plan as disclosed in the Company Disclosure Schedule as of the date of this Agreement;

(viii) make any acquisition (including by merger) of the capital stock or assets (except for ordinary course purchases of inventory or similar goods consistent with past practice) of any other Person;

(ix) mortgage or pledge any of its material assets or properties;

(x) merge or consolidate with any other Person in any transaction;

(xi) form or commence the operations of any business or any corporation, partnership, limited liability company, joint venture, business association or other business organization or division thereof that would be material to the Company and its Subsidiaries as a whole;

(xii) increase the salary, bonus or compensation of any directors, officers or employees of the Company or any of its Subsidiaries except for normal increases as a result of promotions of non-officer employees, in each case in the ordinary course of business and consistent with past practices or as required by applicable Law, or make any other change in employment terms for any such Persons or promote any Person to a position that is an officer (for purposes of this Section 5.1, an “officer” shall be deemed to be any employee of the Company or any of its Subsidiaries with a title of Director (or any equivalent thereof) or higher);

(xiii) pay any bonus to any director, officer of employee; provided, however, that if the Effective Time occurs after March 30, 2008 then the Company may, in accordance with the terms and pursuant to the conditions set forth in the Company Plans as exist on the date hereof and after providing a copy of such calculations to Parent pay bonuses to the extent earned and accrued;

(xiv) enter into any new, or amend any existing, employment agreement, or enter into any new, or amend any existing, severance agreement or other Contract that would result in any payment or benefit to, any director, officer or employee of the Company or any Subsidiary or enter into any new, or amend any existing, Company Plans of the Company or any of its Subsidiaries;

(xv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xvi) make or change any Tax election, request any private letter ruling or similar Tax determination letter, enter into any closing agreement (other than a closing agreement with respect to the resolution of the current IRS audit described on Section 3.10 of the Company Disclosure Schedule) or settle or compromise any Tax liability involving amounts in excess of $100,000 in the aggregate, in each case, other than in the ordinary course of business;

(xvii) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xviii) amend the Company Charter Documents or the governing documents of any of the Company’s Subsidiaries;

(xix) enter into, amend or cancel any lease of real property with annual payment obligations in excess of $250,000;

(xx) other than in the ordinary course of business consistent with past practice, enter into, amend or cancel any Material Contract or Material Intellectual Property Contract or Contract that would be a Material Contract if entered into as of the date hereof;

(xxi) pay, discharge, settle or satisfy any claims in any Litigation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $100,000 in the aggregate or involving injunctive relief;

(xxii) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xxiii) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(xxiv) agree in writing to take any of the foregoing actions.

Section 5.3  No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and their respective directors, officers and employees not to, and shall use its best efforts to instruct and cause each investment banker, financial advisor, attorney, accountant or other advisor, agent and representative retained by the Company or any Subsidiary (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, cause, encourage, or knowingly take any other action to facilitate, the making of any Takeover Proposal or any inquiry, offer or proposal that may reasonably be expected to lead to a Takeover Proposal or (ii) other than referring Persons to a publicly available copy of this Section 5.3, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Takeover Proposal or any inquiry, offer or proposal that may reasonably be expected to lead to, a Takeover Proposal. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Takeover Proposal and will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Takeover Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in the foregoing paragraph, at any time prior to obtaining the Company Shareholder Approval, in response to a Takeover Proposal that was not solicited by the Company in breach of Section 5.3(a), the Company may (i) furnish information with respect to the Company and its Subsidiaries to the Person making a bona fide Takeover Proposal providing for the acquisition of more than 50% of the consolidated assets or total voting power of the equity securities of the Company (and such Person’s Representatives) pursuant to a confidentiality agreement no less restrictive of such Person than the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrent with the time it is provided or made available to such Person, as the case may be, and (ii) participate in discussions or negotiations with the Person making such a Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided that prior to providing any such information or participating in any such discussions or negotiations, (A) the Board of Directors of the Company, after consultation with and having considered the advice of its independent financial advisor, determines in good faith that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) the Board of Directors of the Company, after consultation with and having considered the advice of outside legal counsel, determines in good faith that failure to take such action would result in a reasonable probability that the Board of Directors of the Company would breach its fiduciary duties under applicable Law.

(c) Upon receipt of any Takeover Proposal, the Company shall provide prompt (but in no event less than twenty-four hours after receipt of any Takeover Proposal) written notice to Parent of the receipt of any such

Takeover Proposal, indicating in connection with such notice the material terms and conditions of such Takeover Proposal, the identity of such Person making any such Takeover Proposal and the Company’s current intention with respect to furnishing information to, or entering into discussions or negotiations with, such Person, and thereafter shall promptly keep Parent informed of the status and material terms of any such Takeover Proposal.

(d) Except as expressly permitted by this Section 5.3(d), the Board of Directors of the Company shall not (i)(A) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the unanimous recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement (the “Company Board Recommendation”) or (B) approve or recommend or propose publicly to approve or recommend, any transaction involving a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, authorize, permit or cause the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement that complies with Section 5.3(b)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, but subject to Section 5.3(c), if prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company makes a determination that it has received a Superior Proposal, and after consultation with and having considered the advice of outside legal counsel determines in good faith that failure to take such action would result in a reasonable probability that the Board of Directors of the Company would breach its fiduciary duties under applicable Law, the Board of Directors of the Company may make a Company Adverse Recommendation Change, and (after taking the steps required below) the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal, if the Company shall have complied with the provisions of this Section 5.3(d) and, concurrently with entering into such Company Acquisition Agreement, shall have terminated this Agreement pursuant to Section 7.1(d)(ii) and paid all amounts payable under Section 7.3, but the Company or its Subsidiaries may only enter into a Company Acquisition Agreement with respect to such Superior Proposal at a time that is on or after the fifth day (or the third day, in the case of a material amendment to a Superior Proposal) following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy of any proposed agreements, understandings or other accompanying documentation related thereto), identify the Person making such Superior Proposal and state that the Board of Directors of the Company intends to authorize the Company to and cause the Company to enter into the Company Acquisition Agreement attached thereto. During such five-day period (or three-day period in the case of a material amendment), the Company shall negotiate in good faith with Parent in order to provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with the Transactions contemplated by this Agreement.

(e) For purposes of this Agreement:

‘‘Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries), directly or indirectly, whether in one transaction or a series of transactions, relating to any (A) direct or indirect acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution, reorganization or similar transaction involving the Company, in each case, other than the Transactions.

‘‘Superior Proposal” means an unsolicited, bona fide written proposal or offer to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel and a financial advisor of national reputation and in light of all relevant circumstances, including (i) all the terms and conditions of such proposal and this Agreement, (ii) any proposed changes to this Agreement that may be proposed by Parent in response to such Superior Proposal, (iii) whether, in the good faith judgment of the Board of Directors of the Company, the third party is reasonably able to finance the alternative transaction, and (iv) the ability and timing for satisfaction of the conditions to closing the Merger and such alternative transaction) to be more favorable to the Company’s shareholders, from a financial point of view, than the Merger and the other Transactions (on the most recently amended or modified terms, if amended or modified).

(f) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or other applicable Law, if such Board determines in good faith, after consultation with outside counsel, that making such disclosure is necessary for the Company or the members of the Company’s Board of Directors to comply with its or their disclosure obligations under applicable Law; provided, however, that neither the Company nor its Board of Directors shall, except as specifically contemplated by Section 5.3(b), make a Company Adverse Recommendation Change (it being understood and agreed that any “stop, look and listen” communication required to be provided by the Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not constitute a Company Adverse Recommendation Change and any such communication shall publicly affirm the Company Board Recommendation). In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that only describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal, qualification or modification, or proposal by the Board of Directors of the Company to withdraw, qualify or modify, such Board’s recommendation of this Agreement or the Transactions, or an approval or recommendation with respect to such Takeover Proposal, so long as such statement publicly affirms the Company Board Recommendation.

Section 5.4  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, as promptly as practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party reasonably necessary to consummate the Transactions and (iii) obtain all approvals, consents, authorizations or other confirmation from any third party in connection with any Contract to which the Company or any of its Subsidiaries is a party. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a United States or federal or state Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action reasonably necessary to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions. Subject to applicable Laws relating to the exchange of information, each party shall have the right to attend or be promptly and fully informed following material conferences and meetings between the other party and regulators concerning the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions.

(e) Notwithstanding anything to the contrary in this Section 5.4, neither Parent nor the Company shall be required in order to resolve any objections asserted by any Governmental Authority with respect to the Transactions to divest or agree to the divestiture of any businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that the Board of Directors of Parent reasonably determines in good faith, after considering the advice of its management and legal and financial advisors, (i) would have, or would reasonably be expected to have, individually or in the aggregate, (A) a Material Adverse Effect or (B) a change, circumstance, event, occurrence or effect on Parent, the Company and/or any of their respective subsidiaries that would constitute a Material Adverse Effect if it were to occur with respect to a comparable amount of assets, licenses, operations, rights, product lines, businesses or interest therein of the Company and its Subsidiaries or (ii) would materially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Transactions.

Section 5.5  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions (other than, in the case of Parent, in connection with a Takeover Proposal or Superior Proposal) without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.6  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s properties, books, Contracts, records and employees, and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws and (ii) other information concerning its business and properties as Parent may reasonably request; provided, however, that (i) no information provided pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company herein and (ii) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment after consultation with outside legal counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party (if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure) or jeopardize the protection of an attorney-client privilege (if the Company shall have used its reasonable best efforts to enter into an agreement that would preserve such privilege). Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement.

Section 5.7  Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

(b) Between the date hereof and the Effective Time, Parent will confer in good faith on a regular basis with one or more representatives of the Company designated to Parent regarding satisfaction of the conditions to Closing set forth in Article VI of this Agreement. Parent acknowledges that the Company does not and will not waive any rights it may have under this Agreement as a result of such consultations. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, (i) would have been required to be set forth or described by the Company in the Company Disclosure Schedule or (ii) would have caused a representation or warranty in Article III or Article IV hereof, as applicable, to be violated as of such date, then the Company or Parent, as applicable, shall, for informational purposes only, deliver to Parent or the Company, as applicable, updated disclosures to reflect such event or matter as of the Effective Time (except that with respect to Section 3.7, the IRS audit disclosed on Section 3.10 of the Company Disclosure Schedule or any notification from a Governmental Authority with respect to federal licensing matters, then the Company shall, for informational purposes only, deliver to Parent updated disclosures to reflect such event or matter on or before the first business day following the tenth day after the end of each month prior to the Effective Time and at the Effective Time); provided, however, that such supplemental disclosure shall not be required to disclose any such event or matter and the Company Disclosure Schedule shall not be required to be updated with respect to representations or warranties that are expressly made as of a specific date. Notwithstanding anything to the contrary in this Section 5.7(b), the receipt or acceptance by Parent of any updated Company Disclosure Schedule shall not constitute a waiver of any inaccuracies or breaches of any representation or warranty made or to be made by the Company, shall not be deemed disclosed for purposes of determining satisfaction of the condition contained in Section 6.2(a), and shall not prevent Parent from terminating this Agreement pursuant to Section 7.1(c)(i) at any time at or prior to the Closing Date in accordance with the terms of this Agreement.

(c) If any event or matter arises after the date of this Agreement that has had, or would reasonably be expected to have, a Material Adverse Effect, the Company shall promptly after becoming aware of such event or matter communicate the occurrence of such event or matter to Parent and in any event shall communicate such event or matter to Parent in writing within five days of first becoming aware of such event or matter. Notwithstanding anything to the contrary in this Section 5.7(c), the receipt or acceptance by Parent of any such communication shall not constitute a waiver of any inaccuracies or breaches of any representation or warranty made or to be made by the Company, shall not be deemed disclosed for purposes of determining satisfaction of the condition contained in Section 6.2(a), and shall not prevent Parent from terminating this Agreement pursuant to Section 7.1(c)(i) at any time at or prior to the Closing Date in accordance with the terms of this Agreement. The Company shall use reasonable best efforts to promptly furnish to Parent notification of any pending or threatened bankruptcy or similar proceeding known to the Company involving any party to any Material Contract.

Section 5.8  Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause (including by providing adequate funding to) the Surviving Corporation to, and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an ‘‘Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and shall also advance expenses as incurred to the fullest extent permitted by applicable law (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including acts or omissions occurring in connection with the Transactions), to the fullest extent permitted under the MBCA, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, in each case as provided in (x) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed in Section 5.8(a) of the Company Disclosure Schedule, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the MBCA or the Company Charter Documents, the organizational documents of the Company’s Subsidiaries or the indemnification agreements listed in Section 5.8(a) of the Company Disclosure Schedule, as the case may be, shall be made by independent counsel selected by the Surviving Corporation. Parent agrees to consult with independent legal counsel selected by the Indemnitee in connection with any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth in the MBCA or the Company Charter Documents, the organizational documents of the Company’s Subsidiaries or the indemnification agreements listed in Section 5.8(a) of the Company Disclosure Schedule, as the case may be.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that

Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall use its reasonable best efforts to cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, ‘‘D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in the Company Disclosure Schedule.

(d) If the “tail” insurance described in Section 5.8(c) is not obtained, for the six-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently (and any additional Persons who at or prior to the Effective Time were or become) covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policies in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided policies for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium and; provided further, that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time.

(e) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, but only after the Effective Time, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

Section 5.9  Fees and Expenses.  Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 5.10  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

Section 5.11  Employee Matters.

(a) Parent shall continue at least through December 31, 2007 to provide to individuals who are employed by the Company or its Subsidiaries as of the Effective Time and who remain employed by the Company or any of its Subsidiaries immediately after the Effective Time (the “Company Employees”) with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits that the Company provided immediately before the Effective Time to rank-and-file employees generally under the Company Plans (except for compensation and benefits under any equity compensation plans or any deferred compensation plans (other than any 401(k) plans)). To the same extent service was recognized under the Company Plans, Parent or one of its Subsidiaries shall recognize the service of Company Employees with the Company prior to the Effective Time as service with Parent and its Subsidiaries in connection with participation in any 401(k) plan and any welfare benefit plans and policies (including vacations and holiday policies) made available to Company Employees by Parent or one of its Subsidiaries following the Effective Time for purposes of satisfying any service requirements related to waiting periods, vesting periods and eligibility periods and any requirements for any benefits related to seniority (but excluding benefit accruals under any pension plans or rights to post-retirement medical benefits or post-retirement life insurance benefits). Parent will (i) allow the Company Employees to continue to participate in the Company Plans which provide medical benefits to such employees at the Effective Time and which are shown on Schedule 5.11(a) (each a “Company Medical Plan”) through December 31, 2007 and (ii) (A) provide coverage under a replacement plan or plans for each Company Medical Plan effective January 1, 2008 and either waive (if a replacement plan is self-insured) or use commercially reasonable efforts to cause an insurance company to waive (if a replacement plan is insured) under any such replacement plan all limitations as to pre-existing and at-work conditions, if any, with respect to any participation and coverage requirements applicable to each Company Employee who was a participant in a Company Medical Plan on December 31, 2007 to the same extent such limitations were not applicable under the Company Medical Plans and (B) provide a credit for 2008 under any replacement plan to each Company Employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under a Company Medical Plan during the plan year for a Company Medical Plan which ends on December 31, 2007 unless there were more than 12 calendar months in such plan year.

(b) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Plan, (2) give any third party any right to enforce the provisions of this Section 5.11 or (3) obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Company Plan or (ii) retain the employment of any particular employee.

(c) From and after the Effective Time, Parent shall, or shall cause the Company to, make payments to the employees identified on Schedule 5.11(c) in such amounts and on the terms and subject to the conditions set forth therein.

(d) Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company’s 1992 and 2001 Employee Stock Purchase Plans (the “ESPPs”)), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPPs (A) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (B) no purchase period shall be commenced after the date of this Agreement, (C) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPPs shall be suspended immediately following the end of the purchase period in effect on the date of this Agreement or if earlier, each participant’s outstanding right to purchase shares of Company Common Stock under the ESPPs shall terminate on the day immediately prior to the day on which the Effective Time occurs; provided that, in either case, all amounts allocated to each participant’s account under the ESPPs as of such date shall thereupon be used to purchase from the Company whole shares of shares of Company Common Stock at the applicable price for the then outstanding purchase period and (D) the ESPPs shall terminate immediately prior to the Effective Time.

Section 5.12  Delisting.  The Company shall cooperate with Parent and use its reasonable best efforts to cause the Company’s securities to be de-listed from The NASDAQ Stock Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.13  No Rights Plan.  The Company shall not adopt, and shall cause its Subsidiaries not to adopt, any shareholders’ rights agreement or any similar plan or agreement that limits or impairs the ability of any person to purchase or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries.

Section 5.14  Securities and Instruments.

(a) Prior to the Effective Time the parties shall cause their respective representatives to consult with each other regarding the tax treatment of the Notes, the Warrants and the Convertible Note Hedge, and the Company shall not take any actions reasonably likely to jeopardize the treatment of the Notes, the Warrants and the Convertible Note Hedge as a synthetic debt instrument for United States Federal income Tax purposes without Parent’s prior written consent.

(b) Prior to the Effective Time the Company shall not amend, modify or terminate any agreement or contract entered into in connection with the Warrants or the Convertible Note Hedge, or agree to do so, without Parent’s prior written consent.

(c) Prior to the Effective Time the Company shall not amend, modify or terminate the indenture and other agreements with third parties relating to the Notes, or agree to do so, or fail to perform its obligations pursuant to such indenture and agreements, without Parent’s prior written consent.

(d) For the avoidance of doubt, no provision of this Section 5.14 shall prohibit the Company from complying with the terms of the indenture and other agreements with third parties governing the Notes, the Warrants or the Convertible Note Hedge.

ARTICLE VI

Conditions Precedent

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority in the United States (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties in Sections 3.2, 3.3(a), 3.15(d), 3.18 and 3.19 shall be true and correct in all material respects, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date). All other representations and warranties entertained in Article III, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and the Closing Date as if made on and as of the Closing Date, (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect. Any supplemental disclosures pursuant to Section 5.7(b) or (c) shall be disregarded for purposes of this Section 6.2(a).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall have not occurred a Material Adverse Effect.

Section 6.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any supplemental disclosures otherwise permitted pursuant to Section 5.7(b) or (c) and disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date hereof and the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct have not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE VII

Termination

Section 7.1  Termination.  This Agreement may be terminated by written notice and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the 150th day following the date of this Agreement (the “Walk-Away Date”); provided, however, that if on the Walk-Away Date the condition to Closing set forth in Section 6.1(b) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied, then the Walk-Away Date shall be extended to the 180th day following the date of this Agreement; provided further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with Section 5.4; or

(iii) if (A) the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or any adjournment or postponement thereof or (B) the number of shares of Company Common Stock represented in person or by proxy at the Company Shareholders Meeting or any such adjournment or postponement shall be less than the minimum number of shares of Company Common Stock necessary to constitute a quorum for the transaction of business at the Company Shareholders Meeting;

(c) By Parent,

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured by the Walk-Away Date or, if curable, has not been cured in all material respects prior to the earlier to occur of (x) the Walk-Away Date and (y) the date that is 30 days after written notice thereof shall have been given to the Company; or

(ii) if (A) the Board of Directors of the Company (x) shall have made a Company Adverse Recommendation Change or (y) causes the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal, or (B) either (I) the Company shall have failed to duly notice, convene and hold the Company Shareholders Meeting prior to the time required by Section 5.1(b), or (II) the minimum number of shares of Company Common Stock necessary to constitute a quorum for the transaction of business shall have been represented in person or by proxy at the Company Shareholders Meeting, and the Company shall have failed to take a vote of shareholders on the Merger and this Agreement at such Company Shareholders Meeting, or (C) at any time following receipt of a Takeover Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable after receipt of any written request to do so from Parent (but in any event prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) ten Business Days after the Company’s receipt of such Takeover Proposal); or

(iii) if a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of Company Common Stock is publicly disclosed (other than by Parent or an affiliate of Parent) and the Company’s Board of Directors either recommends that the shareholders of the Company tender their shares in such tender offer or exchange offer or fails prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (ii) ten Business Days after the commencement of such tender offer or exchange offer to unequivocally recommend that the shareholders of the Company not tender their shares in such tender offer or exchange offer; or

(d) By the Company,

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3 and (B) cannot be cured or shall not have been cured in all material respects within 30 days after written notice thereof shall have been received by the Parent (for purposes of clarity, a termination by the Company pursuant to this Section 7.1(d)(i) shall not, in and of itself, constitute a Company Adverse Recommendation Change); or

(ii) if it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in compliance with Section 5.3(d) and pays the Termination Fee pursuant to Section 7.3(a).

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII and the last sentence of Section 5.6, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing in this Section 7.2 shall relieve any party from liability for fraud or any willful breach of this Agreement.

Section 7.3  Termination Fee.

(a) If (x) Parent exercises its right to terminate this Agreement under Section 7.1(c)(ii) or Section 7.1(c)(iii), or (y) the Company exercises its right to terminate this Agreement under Section 7.1(b)(i) or (iii) at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), or (z) the Company exercises its right to terminate this Agreement under Section 7.1(d)(ii), the Company shall pay to Parent (i) $52,500,000 (the “Termination Fee”) and (ii) all reasonable documented out-of-pocket fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent in connection with the Transactions or related to the authorization, preparation, negotiation, financing, execution and performance of this Agreement and the transactions contemplated hereby up to a maximum amount of $6,000,000 (the “Parent Expenses”). Payments under this Section 7.3(a) shall be made concurrently with termination under Section 7.1(b)(i) or (iii) or Section 7.1(d)(ii) and, in the case of a termination under Section 7.1(c)(ii) or (c)(iii), within five business days of Parent’s demand therefor.

(b) If (i) either Parent or the Company exercises its right to terminate this Agreement under Section 7.1(b)(i) or 7.1(b)(iii) or Parent exercises its right to terminate this Agreement under Section 7.1(c)(i), and (ii) prior to such termination the Company or any of its Subsidiaries has received an Alternative Proposal (or an Alternative Proposal or an intention to make an Alternative Proposal has been publicly announced), then the Company shall pay to Parent the Parent Expenses within five business days of Parent’s demand therefor. In addition, if within twelve months after the termination of this Agreement as described in the previous sentence, the Company consummates any Alternative Proposal or enters into an Acquisition Agreement relating to any Alternative Proposal and subsequently consummates such Acquisition Proposal within eighteen months after termination of this Agreement, then the Company shall pay to Parent the Termination Fee within five business days of Parent’s demand therefor.

(c) For purposes of this Agreement, “Alternative Proposal” means, other than the Transactions, any offer or proposal with respect to (i) a merger, consolidation, business combination, reorganization, recapitalization, joint venture, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company, immediately prior to such transaction, would own less than 75% of the voting equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) any purchase or other acquisition of 50% or more of the consolidated assets of the Company or (iii) any purchase or other acquisition (by tender offer, exchange offer or otherwise) of 50% or more of the outstanding voting equity securities of the Company.

(d) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment. Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any of the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e) Notwithstanding anything to the contrary contained herein, in no event shall the Company be obligated to make more than one payment of the Parent Expenses or the Termination Fee.

ARTICLE VIII

Miscellaneous

Section 8.1  No Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements that contemplate performance after the Effective Time shall survive the Effective Time and those set forth in Sections 5.9, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of duly authorized officers of the parties hereto; provided, however, that following approval of the Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.3  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions, but in any such case, only by means of a writing duly executed by the party to be charged. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Merger Sub may freely assign its rights to a Subsidiary of Parent without such prior written approval, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Merger referred to herein and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights, benefits or remedies except, after the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.2 and the provisions of Section 5.8, it being agreed by the parties that the rights created thereby shall not arise unless and until the Effective Time occurs. Parent and Merger Sub shall be jointly and severally liable for the breach of this Agreement by either Parent or Merger Sub.

Section 8.7  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, (i) for purposes of Article I, Article II and provisions relating to the fiduciary duties of the board of directors of the Company and the MBCA, the Laws of the Commonwealth of Massachusetts (without regard to its principles of conflicts of laws), applicable to contracts executed in and to be performed entirely within that Commonwealth and (ii) in respect of all other provisions of this Agreement, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State.

(b) Each party irrevocably and unconditionally (i) consents to submit to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this agreement (and each party irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts), (ii) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (iii) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 8.8  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware and of the United States of America located in the State of Delaware, without bond or other security being required.

Section 8.9  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, New Jersey 07417
Attention: David S. Machlowitz
Facsimile: (201) 269-1109

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	James C. Morphy
Matthew G. Hurd
Facsimile: (212) 558-3588

If to the Company, to:

PolyMedica Corporation
701 Edgewater Drive, Suite 360
Wakefield, Massachusetts 01880
Attention: Devin J. Anderson
Facsimile: (781) 933-7992

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, Massachusetts 02110 Attention:	James Westra, Esq. Steven M. Peck, Esq. Facsimile: (617) 772-8333

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. Any notices, requests and other communications received after 5 P.M. in the place of receipt shall be deemed received on the next succeeding business day in the place of receipt.

Section 8.10  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.11  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of August 9, 2007 between Parent and the Company, as such agreement may be amended from time to time.

“Convertible Note Hedge” means the transactions entered into pursuant to (1) that certain confirmation between the Company and Bank of America, N.A., dated September 13, 2006 and carrying the Bank of American, N.A. Reference Number 24058 and (2) that certain confirmation between the Company and Deutsche Bank AG acting through its London branch (“DB”), dated September 13, 2006 and carrying the DB Reference Number NY-NY-OC 130732-1.

“Environmental Laws” means any and all federal and state Laws for the protection of the environment, natural resources or human health and safety, including regulations, rules, standards and Permits issued by any court, administrative agency or commission or other Governmental Authority under such laws, and shall include without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.) the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), and their state and local counterparts and any and all Laws, regulations or otherwise relating to Hazardous Materials, pollution, or contamination of the environment.

“Environmental Claim” means any claim (including contractual claims and indemnification claims), action, cause of action, investigation or notice (written or oral) that would reasonably be expected to result in liability to, or expenditures by, in either case, outside the ordinary course of business, the Company or any of its Subsidiaries in excess of $50,000 by any Person alleging potential liability

(including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, currently or formerly owned, operated, used or leased by the Company or any of its Subsidiaries, as applicable, or (ii) circumstances forming the basis of any violation, or alleged violation, of or other liability arising under any Environmental Law.

“Environmental Liabilities” with respect to any Person, shall mean any and all liabilities (including those based on strict liability) of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Material” shall mean all pollutants, all contaminants, and all substances, mixtures, chemicals, wastes, products, by products, or materials in any form or condition listed, characterized or otherwise regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law or the presence of which in the environment is prohibited limited, regulated, or can serve as the basis of liability including (i) petroleum, petroleum products, petroleum wastes, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“Health Care Laws” shall mean any and all federal and state Laws regarding healthcare or the delivery of medical services, including (i) all rules and regulations of the Medicare and Medicaid programs, and any other federal or state health care programs; (ii) all Laws relating to health care fraud and abuse, including (A) the Anti-Kickback Law, 42 U.S.C. § 1320a 7b(b), (B) the Federal Civil Monetary Penalties statute, 42 U.S.C. § 1320a 7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) any and all parallel state Laws relating to health care fraud and abuse; and (F) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (iii) federal or state Laws relating to billing or claims for reimbursement submitted to any third party payor; (iv) federal or state Laws relating to the practice of medicine, nursing, pharmacy, and any other healthcare-related profession, occupation, or activity (including, without limitation, product distribution and dispensing); (v) federal or state Laws related to the provision of laboratory services; (vi) the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Controlled Substances Act, the Poison Prevention Packaging Act, and all other federal and state Laws relating to the manufacture, purchase, sale, packaging, repackaging, labeling, advertising, handling, provision, distribution, prescribing, compounding, dispensing, importation, exportation, or disposal of any medical equipment, supplies, devices or similar products or services, any drugs or drug-related products, or any listed chemicals or related products of any kind bought or sold by the Company or any of its Subsidiaries; and (vii) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, and any rules or regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” shall mean, in the case of the Company, the actual knowledge after due inquiry and investigation, as of the date of this Agreement, of the individuals listed on Exhibit C.

“Notes” means the Company’s 1.0% Convertible Subordinated Notes due September 15, 2011.

“Permitted Liens” shall mean (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, covenants, restrictions and other similar encumbrances of record as of the date hereof, (v) easements, rights-of-way, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) any purchase money security interests, equipment leases or similar financing arrangements, and (viii) any Liens securing obligations under $250,000.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Recognized Channel” refers generally to the legal department, compliance department, and human resources department, as well as pharmacists-in-charge, the persons listed on Exhibit C hereto, and any other employee of the Company or any of its Subsidiaries with a title of Vice President (or any equivalent thereof) or higher.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property or the abandonment of tanks, drums, or other closed receptacles containing any Hazardous Materials.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Warrants” means the transactions entered into pursuant to (1) that certain confirmation between the Company and Bank of America, N.A., dated September 13, 2006 and carrying the Bank of America, N.A., Reference Number 24060 and (2) that certain confirmation between the Company and DB and carrying the DB Reference Number NY-NY-OC 130731-1.

Section 8.12  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or ‘‘including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, ‘‘herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ David B. Snow, Jr. Name: David B. Snow, Jr. Title: Chairman & CEO

MACQ CORP.

By:	/s/ John P. Driscoll Name: John P. Driscoll Title: President

POLYMEDICA CORPORATION

By:	/s/ Patrick Ryan Name: Patrick Ryan Title: Chief Executive Officer

Annex B

August 27, 2007

Board of Directors
PolyMedica Corporation
701 Edgewater Drive
Suite 360
Wakefield, MA 01880

Members of the Board:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to PolyMedica Corporation (the “Company”) in connection with the proposed merger of the Company and Macq Corp. (“Merger Sub”), a wholly owned subsidiary of Medco Health Solutions, Inc. (“Parent”), pursuant to the draft Agreement and Plan of Merger provided to us prior to the PolyMedica board meeting on August 27, 2007 (“Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). As a result of the Merger, the Company will become an indirect wholly owned subsidiary of Parent and each share of common stock, par value $.01 per share (“Company Common Stock”), of the Company (other than shares owned by Parent or Merger Sub, or Dissenting Shares as defined in the Merger Agreement) will be converted into the right to receive $53.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of outstanding shares of Company Common Stock of the Merger Consideration.

In connection with its role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information furnished to it by the Company. Representatives of Deutsche Bank have also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies it considered relevant whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed relevant, to the extent publicly available, (iv) reviewed the terms of the Merger Agreement to be entered into in connection with the Merger, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information or forecasts considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that the final terms of the Merger Agreement will not differ materially from the terms set forth in the draft it has reviewed. Deutsche Bank has also assumed that, in all respects material to its analysis, the representations and warranties of the Company,

B-1

Parent, and Merger Sub contained in the Merger Agreement are true and correct, the Company, Parent, and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Parent, and Merger Sub to consummate the Merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Parent or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Parent or the Company or materially reduce the contemplated benefits of the Merger.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the shareholders of the Company to approve the Merger. This opinion is limited to the fairness, from a financial point of view, to the holders of outstanding shares of Company Common Stock of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Merger or as to how any holder of shares of Company Common Stock should vote with respect to the Merger.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Merger, a portion of which will be payable upon the first to occur of the closing of the Merger or the date which is 120 days after the date of delivery of this opinion and the balance of which is contingent upon consummation of the Merger. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to the Company for which it has received compensation, including in 2006, acting as Joint Bookrunner of a public offering of the Company’s $180,000,000 aggregate principal amount of convertible subordinated notes due 2011, and currently participating in the Company’s revolving credit facility. Members of the DB Group may, in the future, provide investment and commercial banking services to Parent or the Company, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent or the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

B-2

Annex C

MASSACHUSETTS BUSINESS CORPORATIONS ACT
CHAPTER 156D. BUSINESS CORPORATIONS
PART 13

SUBDIVISION A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01.  DEFINITIONS

In this part the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02.  RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of Part 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of Part 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03.  ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20.  NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21.  NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22.  APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23.  PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24.  PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25.  AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C. JUDICIAL APPRAISAL OF SHARES

Section 13.30.  COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31.  COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

POLYMEDICA CORPORATION      C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext      MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6      Special Meeting Proxy Card      Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X      PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.      A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.      For Against Abstain For Against Abstain      1. Approve the merger agreement with Medco Health Solutions, Inc.      2. The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement.      In the discretion of proxy holder, on any other matter that may properly come before the meeting.      Non-Voting Items Change of Address — Please print your new address below.      Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below      Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.      MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE      C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02AV 0152091 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00SD0B

     PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.      PROXY VOTING INSTRUCTIONS — POLYMEDICA CORPORATION      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated September 28, 2007, and does hereby appoint Keith W. Jones and Devin J. Anderson, and any of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of PolyMedica Corporation Common Stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of PolyMedica Corporation to be held at Sheraton Colonial Hotel located at One Audubon Road, Wakefield, Massachusetts, on October 31, 2007, beginning at 10:00 a.m., and at any adjournment(s) thereof. Complete, date, sign and mail your proxy card in the envelope provided as soon as possible. (Continued and to be signed on the reverse side)